                                                                      Exhibit 99




                Pfizer Inc Third-Quarter 2003 Performance Report

  Pfizer Delivers Strong Financial Results, Solid Growth in Marketed Products,
         And Continued Progress in Development of New Product Candidates

                                       ---
       Pfizer Benefiting From Accelerating Global Integration of Pharmacia

                                       ---
  Quarterly Revenues Increase 56 Percent to $12.504 Billion, Reflecting Strong
             Growth from Pharmaceutical Industry's Broadest Product
     Portfolio and Inclusion of Post-Acquisition Results of Legacy Pharmacia

                                       ---
           Recent Product Achievements Include FDA Approval of Inspra for Post-MI Heart Failure, U.S. Filing Submission of Geodon for Mania,
          Initiation of Phase 3 Testing for Three Compounds, Agreement to Develop and Commercialize New Psychotropic Drug

                                       ---
    Pfizer Plans U.S. Filing Submission for Pregabalin for Neuropathic Pain, Generalized Anxiety Disorder, and Adjunctive Therapy in Epilepsy Later This
                                     Month

                                       ---
    Third-Quarter Reported Net Income of $2.235 Billion, Diluted EPS of $.29

                                       ---
          Third-Quarter Adjusted Net Income of $3.636 Billion, Adjusted
                              Diluted EPS* of $.47

         NEW YORK, Oct. 22 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the third quarter of 2003.

         "Our performance in the third quarter was characterized by strong revenue growth from the industry's broadest product line, impressive earnings growth, and continued progress in advancing promising candidates from our research and development pipeline," said Hank McKinnell, chairman and chief executive officer. "With the major aspects of our integration of Pharmacia now largely complete, Pfizer has in place the strengths, strategies, and capabilities for long-term growth."

         Third-quarter revenues grew 56 percent to $12.504 billion, compared to the same period in the prior year. Revenue growth was driven by strong performances across a broad range of products, the inclusion of post-acquisition results of legacy Pharmacia products, and the weakening of the U.S. dollar relative to other currencies. Prior-year revenues used for comparative purposes reflect results of legacy Pfizer only.

         The Company's human pharmaceutical operations generated revenues of $11.002 billion, up 57 percent, in the third quarter. Sales of Pfizer's Consumer Healthcare business were $799 million in the third quarter, up 31 percent. Pfizer's Animal Health sales increased 56 percent in the period to $438 million.

         Pfizer reported net income in the quarter of $2.235 billion ($.29 per diluted share). This result includes non-cash charges of $1.279 billion relating to purchase accounting for the Pharmacia acquisition, merger-related costs of $186 million, and income from certain significant items of $64 million, all on an after-tax basis.

         Excluding these items, adjusted diluted EPS* was $.47. The results reflect strong operational performance, offset in part by the harmonization of legacy Pfizer and legacy Pharmacia practices, principally the reduction of trade inventory of legacy Pharmacia products. The harmonization of practices negatively impacted revenues for the third quarter and year-to-date by approximately $200 million and $500 million, respectively, and diluted EPS for the third quarter and year-to-date by approximately $.03 and $.06, respectively. The process of harmonizing legacy Pfizer and legacy Pharmacia trade inventory practices was largely completed during the third quarter.

      Significant Achievements Made in Enhancement of Marketed Products and
                      Development of New Product Candidates

         "Pfizer Global Pharmaceuticals was able to expand its industry leadership, achieving strong performance results in the face of particularly intense challenges in our operating environment," said Karen Katen, executive vice president of the company and president of Pfizer Global Pharmaceuticals. "Despite new competition in key markets worldwide, we reinforced our position as the global industry leader and pre-eminent in every major worldwide market. This performance is the result of a sharp focus on our established products, effective management of our expanded portfolio of important new medicines, and continued emphasis on meeting the needs of health-care customers and patients.

         "In the third quarter, 14 products remained number one in their respective therapeutic categories -- more than any other company. Eight of the world's 25 top-selling medicines and seven products with more than $1 billion in year-to-date sales are marketed by Pfizer. More than one billion prescriptions are written for our products each year," Ms. Katen continued.

         "Pfizer's performance in the third quarter was fundamentally driven by the ability to support and grow our expanded portfolio of medicines, with the full integration of Pharmacia's products. This required an effective balance of diverse product-support needs, due to the broad range of therapeutic areas and market sizes represented within our portfolio. Many of Pfizer's medicines treat chronic illnesses affecting large patient populations. We will continue to advance medicines within these therapeutic categories, and our commitment to broad-based therapies remains strong," Ms. Katen said. "However, we will also strengthen our commitment to medicines that serve smaller populations and meet critical -- though more targeted -- patient needs."

         In terms of Pfizer's largest products, for example, ongoing scientific data for Lipitor continue to demonstrate it to be unsurpassed in safety and efficacy for lowering LDL cholesterol. Lipitor's leadership is apparent in its 22-percent worldwide sales growth in the third quarter and 16-percent worldwide sales growth year-to-date. Pfizer also outpaced the U.S. market this quarter in three other key therapeutic categories -- selective Cox-2 inhibitors for pain, antibiotics, and cardiovascular medicines. Inspra's recent FDA approval for heart failure in patients who had suffered a heart attack expands the commitment and breadth of Pfizer's cardiovascular medicines.

         Despite new competition in the lipid-lowering and erectile-dysfunction
(ED) markets during the third quarter, Pfizer products retained their leadership positions, supported by an expanding clinical database as well as industry-leading medical marketing and sales capabilities. To date, Lipitor's new-prescription and sales market share in the U.S. and Europe have not been significantly affected by competing products. Lipitor remains the best-selling medicine in the world and continues to demonstrate its solid reputation with prescribers as the statin that can be most trusted across all dosing levels.

         The recent launches of competing products in worldwide ED markets have posed new branded pharmaceutical competition for Viagra. With its solid record of safety and efficacy, Viagra continues to set the therapeutic standard, demonstrated by its sales performance and customer satisfaction. Viagra's U.S. market share remains strong, with 85 percent of new prescriptions as of mid-October.

         "Pfizer is also sharpening its focus on the needs of patients who aren't typically served by broad-market therapies," Ms. Katen said. "Through new products and partnerships, Pfizer has significantly expanded its product portfolio and pipeline to include medicines that treat important medical needs in smaller patient populations."

         Examples include Vfend, a life-saving medicine discovered and developed by Pfizer to treat deadly, invasive fungal infections in immuno-compromised patients; an oncology portfolio with leading treatments for colon and breast cancer, including Camptosar, Ellence, and Aromasin, and more than 15 agents for cancer in development; an expanded neuroscience portfolio that includes Rebif for multiple sclerosis, co-promoted with Serono and that will be further broadened following the anticipated approval of pregabalin for epilepsy, neuropathic pain, and generalized anxiety disorder, and sumanirole for Parkinson's disease; and our comprehensive ophthalmology portfolio, which now includes Zithromax for trachoma and Xalatan for glaucoma and is expected to expand to include Macugen, in Phase 3 clinical development, which, when approved, Pfizer will market with Eyetech Pharmaceuticals, Inc.

         Pfizer's performance was heightened by the successful integration of Pharmacia's medical marketing and sales organizations. We have now fully aligned human resources, distribution practices, and organizational structures and processes, thereby boosting productivity. "We're well positioned to face new competition and address more unmet medical needs for a wide array of patient populations -- not just with leading medicines, but also with innovative access and health-management programs that improve health-care delivery and patient outcomes. Putting cures within meaningful reach of people in need is the cornerstone of long-term success in this industry. That's why Pfizer continues to be committed to providing access and health-education programs to vulnerable patient populations, including, in the U.S., the Share Card, the Florida: A Healthy State initiative, and patient assistance programs, which enabled more than 1.7 million underserved Americans to receive our medicines free or at reduced cost last year," Ms. Katen concluded.

         Performance milestones for marketed products since the end of the second quarter include the following:

         Lipitor

         - Lipitor accounts for about half of the statin market in the U.S., more than double its nearest competitor. The launch of Crestor has not appreciably affected Lipitor's market share and has progressed at a pace well short of Lipitor's launch.

         - Building on the positive data from the ASCOT and CARDS trials, both clinical trials terminated early due to highly significant clinical outcomes in patients treated by Lipitor, results from the REVERSAL (REVERSing Atherosclerosis with Lipitor) trial have been accepted for presentation next month at the American Heart Association meeting during the late-breaking clinical trials session. REVERSAL is a major comparative clinical trial that explores the benefits of aggressive lipid lowering on atherosclerosis progression with Lipitor 80 mg versus moderate lipid lowering using Pravachol 40 mg.

         Viagra

         - Viagra remains the world's most recognized pharmaceutical brand and among the most widely prescribed medications, with more than 120 million prescriptions having been written since launch by nearly 600,000 physicians for more than 20 million men worldwide, including 12 million in the U.S.

         - Findings of a new study, published in the July 2, 2003, issue of the Journal of the American College of Cardiology, showed that adding Viagra to inhaled iloprost therapy improved exercise capacity and lung hemodynamics in patients with severe pulmonary arterial hypertension (PAH). The results suggest the potential of Viagra for single or adjunctive therapy for PAH. While Viagra is not currently indicated for PAH, it is undergoing clinical testing for this use in both adults and children.

         Zithromax

         - Results of a study of Zithromax in cystic fibrosis (CF) were published in the October issue of the Journal of the American Medical Association, showing that patients who took Zithromax three times a week for six months experienced a six-percent improvement in lung function on average and nearly a 50-percent decrease in days spent in the hospital for pulmonary exacerbations, and they gained weight -- a positive effect for patients with CF. Zithromax is not currently indicated for treatment of CF.

         - Recent clinical results show that three-day and six-day dosing regimens of Zithromax were each equivalent in efficacy to, and better tolerated than, Augmentin for acute bacterial sinusitis, the respiratory-tract infection requiring the second-highest level of antibiotic expenditures. Pfizer submitted a supplemental New Drug Application (sNDA) filing to the FDA for this indication in March 2003.

         - Phase 2 clinical results showed that the combination of Zithromax with chloroquine, the standard treatment for malaria, is approximately three times as effective as either therapy alone. If this combination proves effective in expanded Phase 3 clinical trials now underway, Pfizer plans to make the medicines available through a donation program in Asia, Africa, and South America.

         Celebrex

         - The clinical profile of Celebrex was bolstered by new data indicating that it may enhance the effectiveness of chemotherapy in lung cancer by shrinking tumors and cutting off their blood supply. These results reinforce the utility of Celebrex in cancer care following its FDA approval in 1999 as therapy for familial adenomatous polyposis (FAP), a genetic condition that often leads to colorectal cancer. On October 17, use of celecoxib for FAP (with the brand name Onsenal) was approved in the E.U.

         - A clinical study using a small, swallowed camera-in-a-capsule to examine the gastrointestinal tracts of healthy volunteers found that the average number of ulcer-like lesions in the small bowel was nine times higher for patients taking a combination of the non-specific non- steroidal anti-inflammatory drug naproxen and the acid reducer omeprazole, compared with the standard daily osteoarthritis dose of Celebrex.

         Bextra

         - Progress was made in preparation of an sNDA for use of Bextra in treatment of migraine headaches, which we expect to submit early next month.

         Geodon

         - Earlier this month, Pfizer submitted an sNDA for use of Pfizer's anti- psychotic Geodon for a new indication, the treatment of mania in patients with bipolar disorder.

         Zyvox

         - Several factors are converging to make Zyvox an increasingly favored choice for treatment of certain serious bacterial infections. The drug-resistant infections Zyvox effectively controls are growing more common, especially in hospital settings. Doctors are gaining experience in its flexibility and efficacy, especially in its convenient intravenous, tablet, and oral-suspension dosing forms.

         - New data presented at the Infectious Diseases Society of America meeting in October show Zyvox more effective than vancomycin in treating specific skin and soft-tissue infections, thereby shortening duration of therapy and hospital stays.

         Xanax XR

         - Xanax XR, the first and only once-a-day benzodiazepine, was launched in the U.S. to psychiatrists in June 2003 and to primary-care physicians in September 2003. With Zoloft and extended-release Xanax, we now offer complementary products to treat a range of anxiety conditions.

         The third quarter was also a productive period for Pfizer's global research and development operations. With more than 200 projects in development, including more than 100 new molecular entities and more than 100 product-line extensions, and with more than 400 projects in discovery research, Pfizer Global Research and Development has enormous potential to consistently deliver an industry-leading array of new products across virtually every therapeutic area.

         "The Pfizer pipeline is advancing, and we are on track to achieve our worldwide goals for 2003 while effectively completing the integration of the legacy Pfizer and legacy Pharmacia research and development organizations and pipelines," said Dr. McKinnell. "With the submission of the NDA for pregabalin later this month, we anticipate achieving another milestone in our quest, unprecedented in the pharmaceutical industry, to submit 20 major NDAs filings in the five-year period ending in 2006."

         The planned October pregabalin filing submission in the U.S. will seek approval for treatment of neuropathic pain, generalized anxiety disorder, and adjunctive therapy in epilepsy. In Europe, the review of pregabalin for neuropathic pain and adjunctive therapy in epilepsy is proceeding on schedule.

         Pregabalin will join two other products currently in regulatory review -- Spiriva and Caduet. Spiriva, a muscarinic antagonist for treatment of chronic obstructive pulmonary disease, which we are co-developing and co-marketing with Boehringer Ingelheim, is now approved in more than 30 countries and is under regulatory review in the U.S. The NDA for Caduet, Pfizer's one-pill dual therapy of Lipitor and Norvasc, was submitted in March 2003, and regulatory review is proceeding smoothly. Later this year, we intend to submit the European regulatory filing for Caduet. This product has been developed in a wide range of dosing combinations and, when approved, will provide a simpler option for patients and physicians to treat concomitant hypertension and hypercholesteremia.

         Other development milestones achieved since the end of the second quarter included the following:

         - On October 7, the FDA completed a six-month priority review and approved Inspra for treatment of heart failure in patients who have had a heart attack (post-myocardial-infarction, or post-MI). The FDA approval was based on the results of the 6,600-patient EPHESUS trial, which showed that use of Inspra resulted in a 15-percent reduction in the risk of death in post-MI heart failure patients and a 13-percent reduction in hospitalizations, beyond standard therapy that included ACE inhibitors and beta blockers. We expect that Inspra will become an essential component of the standard of care for the approximately

                  1.8 million post-MI heart-failure patients in the U.S. Inspra will be made available through an early access program in November, with its expected launch in December 2003. A filing for use of Inspra in treating heart failure was submitted in the E.U. during the quarter.

         - Pfizer's novel anti-cancer compound SU-11248 advanced to Phase 3 clinical development for the treatment of gastrointestinal stromal cell tumors and renal carcinoma based on very promising Phase 1/Phase 2 data. This compound has the potential not only to inhibit the proliferation of tumor blood vessels as an angiogenesis inhibitor, but also to actively interfere with kinase pathways that are essential to tumor survival. SU-11248 is also being studied in other tumor types.

         - A second anti-cancer compound, edotecarin, an injectable topoisomerase 1 inhibitor, has also moved into Phase 3 development, for glioblastoma (brain tumors).

         - Torcetrapib/atorvastatin, the one-pill fixed-dose combination drug candidate to both lower LDL cholesterol and to raise HDL cholesterol 40-50 percent, has begun Phase 3 clinical studies.

         - On October 20, Pfizer announced that it had entered into a global agreement with Organon Ltd., a subsidiary of Akzo Nobel, for the exclusive worldwide development and commercialization of asenapine, a potential new psychotropic for the treatment of a variety of disorders, including schizophrenia and bipolar disorder.

         Advanced-stage clinical studies are continuing for an injectable COX-2-selective inhibitor Dynastat for pain and inflammation; Exubera, an inhalable form of insulin for type 1 and type 2 diabetes under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Nektar Therapeutics; varenicline for smoking cessation; lasofoxifene for osteoporosis; indiplon for insomnia, under co-development with Neurocrine Biosciences, Inc.; Macugen for macular degeneration and macular edema, under co-development with Eyetech Pharmaceuticals, Inc.; roflumilast for COPD and asthma, under development with Altana Pharma; capravirine for HIV/AIDS; CDP-870 for rheumatoid arthritis, under co-development with Celltech Group plc; a Zithromax/chloroquine combination for malaria; and sumanirole for Parkinson's disease.

             2003 On Track; 2004 a Strong Platform for Future Growth

         David Shedlarz, executive vice president and chief financial officer, noted, "Pfizer's long-term performance remains characterized by four hallmarks: strong revenue growth driven by existing and new products; ongoing investment in support of these products; profit-margin expansion stemming from operating leverage and productivity initiatives; and strong earnings growth. We expect Pfizer to perform well by all of these measures.

         "Our expectations for financial performance for 2003 are essentially unchanged. We anticipate 2003 revenue for Pfizer (including Pharmacia results subsequent to the April 16, 2003, acquisition) of about $45 billion. Strong investment will be made in support of our marketed products and product candidates, with 2003 R&D expenditures expected to be about $7 billion. Margin expansion is anticipated through ongoing cost-saving initiatives and achievement of merger-related cost synergies, which are expected to reach at least $1 billion in 2003.

         "Third-quarter 2003 adjusted diluted EPS* of $.47 was $.03 higher than previously estimated, and our current estimate of fourth-quarter 2003 adjusted diluted EPS* of $.51 is $.03 lower than previously estimated, primarily due to the timing of spending between the third and fourth quarters. We continue to anticipate 2003 adjusted diluted EPS* of $1.73, as previously estimated. We now expect 2003 diluted EPS on a GAAP basis of $.72.

         "Previously communicated targets for 2004 included revenue of about $54 billion, merger-related cost synergies of about $3 billion, adjusted diluted EPS of $2.13, and diluted EPS on a GAAP basis of $1.77. As is customary, the Company is currently refining the details of its 2004 operating plan. We will provide investors with a more comprehensive overview of 2004 early next year."

         Mr. Shedlarz concluded, "Our unique organizational capabilities -- in drug discovery, clinical development, product licensing, manufacturing, sales and marketing, and other areas -- set Pfizer apart from all other companies in the worldwide pharmaceutical industry. Our unequaled financial depth and flexibility will allow us to leverage these capabilities and our scale to deliver major life-saving medicines to patients and strong performance to investors."

        Pfizer Expands Its Efforts to Ensure Patient Access to Medicines

  During the third quarter, Pfizer made further progress in its initiatives to expand access to innovative medicines and to demonstrate good corporate citizenship:

         - Pfizer played a leadership role in the industry effort to reach an agreement to allow the world's least-developed countries and sub- Saharan African countries without manufacturing capacity to import medicines for use in battling major public-health threats. Pfizer strongly supports the Doha Ministerial Declaration on TRIPS and Public Health to cover public, non-commercial use of medicines for all public- health emergencies.

         - In the U.S. and across the developing world, Pfizer is working in partnership with non-governmental organizations (NGOs) to combat the HIV/AIDS pandemic and other diseases. During the third quarter of 2003, the first team of Pfizer Global Health Fellows began assignments in Kenya, Uganda, Vietnam, and other countries. Under the program, Pfizer colleagues, including doctors, nurses, scientists, and educators, are playing vital roles in a variety of short- and long-term assignments with sponsoring NGOs.

         - In partnership with the state of Florida, Pfizer announced the extension to 2005 of an innovative public-private program to improve patient health and reduce Medicaid costs. Over the next two years, Pfizer will deliver savings and program investments of $45 million to the state through its Florida: A Healthy State initiative, building on savings and investment of $15.9 million in the first year of the program. More than 116,000 Medicaid beneficiaries have been helped by the program since its inception.

         - Pfizer's Share Card program, which allows Medicare recipients without prescription insurance to get personalized health information and prescriptions for any Pfizer medicines for just $15 a month, now has more than 453,000 members, who have filled more than 3 million prescriptions and made almost 2 million calls to Pfizer Share Card health specialists.

         Dr. McKinnell concluded, "At Pfizer, we put patients first in everything we do. We will continue to deliver outstanding financial performance while improving patient access to medicines through partnerships and collaborations with patients, customers, business partners, governments, and the communities where we live and work."

         For additional details, please see the attached financial schedules, product revenue tables, and Supplemental Information.

         DISCLOSURE NOTICE: The information contained in this document is as of October 22, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

         This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision related to product liability, patent protection, government investigations, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K (if any).

         *        "Adjusted income" and "adjusted diluted earnings per share
                  (EPS)" are defined as reported net income and reported diluted earnings per share excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

               (millions of dollars, except per common share data)

                                     Third Quarter       % Incr./          Nine Months            % Incr./
                                  2003           2002     (Decr.)*      2003          2002         (Decr.)*
Revenues                        $ 12,504       $7,996        56       $ 31,022       $ 23,039         35

Costs and expenses:
 Cost of sales                     3,366        1,026       228          6,459          2,867        125
 Selling, informational
  and administrative exps          4,043        2,657        52         10,560          7,864         34
 Research and development
  expenses                         1,879        1,245        51          4,813          3,665         31
 Merger-related in-process
  research and development
  charge                             (87)          --        **          5,043             --         **
 Merger-related costs                303          114       165            680            387         76
 Other (income)/
  deductions--net                    506           54       863          1,155            (77)        **

Income from continuing
operations before
provision for taxes
on income, minority
interests and cumulative
effect of change in
 accounting principles             2,494        2,900       (14)         2,312          8,333        (72)

Provision for
 taxes on income                     253          630       (60)         1,286          1,859        (31)

Minority interests                     2            1       103              1              1         --

Income from continuing
 operations before
 cumulative effect of
 change in accounting
 principles                        2,239        2,269        (1)         1,025          6,473        (84)

Discontinued operations:
 Income/(loss) from
  operations of
  discontinued
  businesses--net of tax              (4)          81        **             28            207        (86)

 Gains on sales of
  discontinued
  businesses--net of tax              --           --        --          2,285             --         **

Discontinued
 operations--net of tax               (4)          81        **          2,313            207         M+

Income before cumulative
 effect of change
 in accounting principles          2,235        2,350        (5)         3,338          6,680        (50)

Cumulative effect of
 change in accounting
 principles--net of tax               --           --        --            (30)          (410)        **

Net income                      $  2,235       $2,350        (5)      $  3,308       $  6,270        (47)

Earnings per common
share--Basic:
  Income from continuing
   operations before
   cumulative effect
   of change in
   accounting
   principles                   $    .29       $  .38       (24)      $    .14       $   1.06        (87)
  Discontinued
  operations:
   Income/(loss) from
    operations
    of discontinued
    businesses--net of tax            --          .01        **             --            .03         **

   Gains on sales of
    discontinued
    businesses--net of tax            --           --        --            .33             --         **

  Discontinued
   operations--net of tax             --          .01        **            .33            .03         **

  Income before
   cumulative effect of change

   in accounting principles          .29          .39       (26)           .47           1.09        (57)

  Cumulative effect of
   change in accounting
   principles--net of tax             --           --        --             --           (.07)        **
  Net income                    $    .29       $  .39       (26)      $    .47       $   1.02        (54)

Earnings per common
 share--Diluted:
  Income from continuing
   operations before
   cumulative effect of
   change in accounting
   principles                   $    .29       $  .37       (22)      $    .14       $   1.04        (87)

  Discontinued operations:
   Income/(loss) from
    operations
    of discontinued
    businesses--net of tax            --          .01        **             --            .03         **

   Gains on sales of
    discontinued
    businesses--net of tax            --           --        --            .32             --         **

  Discontinued
   operations--net of tax             --          .01        **            .32            .03         **
  Income before
   cumulative effect of
   change in accounting
   principles                        .29          .38       (24)           .46           1.07        (57)
  Cumulative effect of
   change in accounting
   principles--net of tax             --           --        --             --           (.07)        **

  Net income                    $    .29       $  .38       (24)      $    .46       $   1.00        (54)

Weighted average shares
 used to calculate
 earnings per
 common share:

   Basic                         7,710.7       6,126.3                 7,088.5        6,172.3
   Diluted                       7,791.2       6,202.2                 7,160.7        6,262.2

*  - Percentages may reflect rounding adjustments.

** - Calculation not meaningful.

M+ - Change greater than one thousand percent.

         1. The above financial statement presents the three-month and nine-month periods ended September 28, 2003 and September 29, 2002. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 24, 2003 and August 25, 2002.

         2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore Pfizer's financial data prior to the acquisition has not been restated to include Pharmacia financial data. Pharmacia financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

         3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to in-process research and development of $5,043 million was expensed in the nine-month period ended September 28, 2003 (reflects a credit of $87 million recorded in the third quarter of 2003). A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed. The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

         4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the first three quarters of 2003 does not equal the EPS for the first nine months of 2003. EPS for the third quarter of 2003 is computed using the weighted average number of common shares outstanding during the quarter while EPS for the first nine months of 2003 is computed using the weighted average number of common shares outstanding during the first nine months of 2003. The weighted average number of common shares outstanding is higher for the third quarter of 2003 than for the first nine months of 2003 as a result of issuing approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. The significant increase in the number of common shares outstanding from the first quarter of 2003 has resulted in our having different bases of shares outstanding and therefore the EPS results are not additive.

         5. In April 2003, we sold the femhrt women's health product line for $160 million in cash ($83 million after-tax gain recognized). In March 2003, we sold the Adams confectionery business for $4.2 billion in cash ($1.824 billion after-tax gain recognized), the Schick-Wilkinson Sword shaving business for $930 million in cash ($262 million after-tax gain recognized) and the Loestrin and Estrostep women's health product lines for $197 million in cash ($116 million after-tax gain recognized). The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

         6. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

         7. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in the Animal Health segment and $29 million for the impairment provisions related to identifiable intangible assets in the Consumer Healthcare segment ($5 million), the Animal Health segment ($4 million) and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

         8. The financial results for the three-month and nine-month periods ended September 28, 2003 are not necessarily indicative of the results which ultimately might be achieved for the current year.

                       PFIZER INC AND SUBSIDIARY COMPANIES

                RECONCILIATION FROM REPORTED INCOME AND EARNINGS
               PER SHARE TO ADJUSTED INCOME AND EARNINGS PER SHARE
                                   (UNAUDITED)

               (millions of dollars, except per common share data)

                                     Third Quarter           % Incr./         Nine Months                % Incr./
                                   2003           2002        (Decr.)     2003           2002             (Decr.)
Reported net income            $   2,235      $   2,350        (5)      $ 3,308       $   6,270            (47)

Purchase accounting
 adjustments--net of tax           1,279             --        **         7,139              --             **

Certain significant items
 and merger-related
 costs--net of tax                   122            102        20        (1,723)            292             **

Cumulative effect of
 change in accounting
 principles--net of tax               --             --        --            30             410             **

Adjusted income                $   3,636      $   2,452        48       $ 8,754       $   6,972             26

Reported diluted
 earnings per
 common share                  $     .29      $     .38       (24)      $   .46       $    1.00            (54)

Purchase accounting
 adjustments--net of tax             .16             --        **          1.00              --             **

Certain significant items
 and merger-related
 costs--net of tax                   .02            .01       100          (.24)            .04             **

Cumulative effect of
 change in accounting
 principles--net of tax               --             --        --            --             .07             **

Adjusted diluted earnings
 per common share              $     .47      $     .39        21       $  1.22       $    1.11             10


         ** - Calculation not meaningful.

         Certain amounts and percentages may reflect rounding adjustments.

         1. The above financial information presents the three-month and nine-month periods ended September 28, 2003 and September 29, 2002. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 24, 2003 and August 25, 2002.

         2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore Pfizer's financial data prior to the acquisition has not been restated to include Pharmacia financial data. Pharmacia financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

         3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations

                  Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to in-process research and development of $5,043 million was expensed in the nine-month period ended September 28, 2003 (reflects a credit of $87 million recorded in the third quarter of 2003). A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed. The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

         4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the first three quarters of 2003 does not equal the EPS for the first nine months of 2003. EPS for the third quarter of 2003 is computed using the weighted average number of common shares outstanding during the quarter while EPS for the first nine months of 2003 is computed using the weighted average number of common shares outstanding during the first nine months of 2003. The weighted average number of common shares outstanding is higher for the third quarter of 2003 than for the first nine months of 2003 as a result of issuing approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. The significant increase in the number of common shares outstanding from the first quarter of 2003 has resulted in our having different bases of shares outstanding and therefore the EPS results are not additive.

         5. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

         6. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result of adopting SFAS No. 142, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in the Animal Health segment and $29 million for the impairment provisions related to identifiable intangible assets in the Consumer Healthcare segment ($5 million), the Animal Health segment ($4 million) and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

         7. Adjusted income and diluted earnings per common share as shown above exclude the following items:

       (millions of dollars)                         Third Quarter           Nine Months
                                                   2003       2002         2003        2002
Significant items, pre-tax:
 Gains on sales of discontinued
  businesses/products (a)                      $    --       $  --       $(3,885)      $  --
 Merger-related and exit costs of
  discontinued businesses (a)                        7          --            15           3
 Gains on sales of product lines (b)               (11)         --           (87)        (20)
 Co-promotion charges and intellectual
  property rights payments (b)                      --          10           280          32
 Charges to write-down equity
  investments (b)                                   --          28             8          28
 Various litigation matters (c)                     --          25            33          25
 Restructuring charges (d)                          19          --            40          --
Total significant items                             15          63        (3,596)         68
Merger-related costs, pre-tax:
 Integration costs--Warner-Lambert                   2          99            23         276
 Integration costs--Pharmacia                      251           1           552           1
 Restructuring charges--Warner-Lambert              (4)         14            (1)        110

 Restructuring charges--Pharmacia                   54          --           106          --
   Total merger-related costs                      303         114           680         387
Total significant items and
 merger-related costs, pre-tax                     318         177        (2,916)        455
Income taxes                                      (196)        (75)        1,193        (163)
Total significant items and
 merger-related costs--net of tax                  122         102        (1,723)        292
Purchase accounting adjustments, pre-tax:
 In-process research and development (e)           (87)         --         5,043          --
 Work down of inventory write-up to
  fair value (f)                                 1,304          --         1,712          --
 Intangible amortization/fixed asset
  depreciation (g)                                 703          --         1,299          --
Total purchase accounting
 adjustments, pre-tax                            1,920          --         8,054          --
Income taxes                                      (641)         --          (915)         --
Total purchase accounting
 adjustments--net of tax                         1,279          --         7,139          --
Cumulative effect of change in
 accounting principles--net of tax                  --          --            30         410
Total significant items, merger-related
 costs, purchase accounting adjustments
 and cumulative effect of change in
 accounting principles--net of tax             $ 1,401       $ 102       $ 5,446       $ 702

         (a)      Included in Discontinued operations--net of tax.

         (b)      Included in Other (income)/deductions--net.

         (c) Included in Other (income)/deductions--net for the first nine months of 2003 and in Selling, informational and administrative expenses ($10 million) and in Other (income)/deductions--net ($15 million) for the third quarter and first nine months of 2002.

         (d)      Included in Research and development expenses.

         (e) Included in Merger-related in-process research and development charge.

         (f)      Included in Cost of Sales.

         (g) Included in Cost of Sales ($40 million and $64 million); Selling, informational and administrative expenses ($18 million and $33 million); Research and development expenses ($48 million and $41 million); and Other
                  (income)/deductions--net ($597 million and $1,161 million) for the third quarter and first nine months of 2003.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               THIRD QUARTER 2003
                                   (UNAUDITED)
                              (millions of dollars)

                                                            QUARTER-TO-DATE
                             WORLDWIDE                           U.S.                        INTERNATIONAL
                                               %                                %                                 %
                       2003       2002        Chg       2003       2002        Chg       2003       2002         Chg
TOTAL
 REVENUES             12,504      7,996        56       7,226      5,072        42       5,278      2,924        81

HUMAN PHARMA-
 CEUTICAL             11,002      6,996        57       6,503      4,498        45       4,499      2,498        80

-CARDIOVASCULAR
 AND METABOLIC
 DISEASES              4,298      3,429        25       2,383      2,006        19       1,915      1,423        35
  LIPITOR              2,468      2,020        22       1,576      1,350        17         892        670        33
  NORVASC              1,104        963        15         489        440        11         615        523        18
  ACCUPRIL/
   ACCURETIC             179        162        11         111        104         7          68         58        19
  CARDURA                152        132        15           5          3        74         147        129        14
  GLUCOTROL XL            92         74        25          86         68        26           6          6        19

-CENTRAL
 NERVOUS
 SYSTEM
 DISORDERS             1,993      1,411        41       1,445      1,114        30         548        297        84

  ZOLOFT                 831        653        27         676        524        29         155        129        20
  NEURONTIN              698        567        23         567        480        18         131         87        49
  GEODON                  96         57        68          82         54        51          14          3       382
  XANAX/
   XANAX XR               77          0        --          18          0        --          59          0        --
  ARICEPT*                67         53        27           0          0        --          67         53        27
  RELPAX                  15          8        88           4          0        --          11          8        45

-ARTHRITIS
 AND PAIN              1,078         88        M+         735          0        --         343         88       295
  CELEBREX**             701         27        M+         496          0        --         205         27       660
  BEXTRA                 236          0        --         220          0        --          16          0        --

-INFECTIOUS AND
 RESPIRATORY
 DISEASES              1,095        807        36         642        489        31         453        318        42
  ZITHROMAX              355        270        31         270        203        33          85         67        26
  DIFLUCAN               309        281        10         176        149        18         133        132         1
  VIRACEPT                70         86       (18)         70         86       (18)          0          0        --
  VFEND                   57         12       362          26         12       116          31          0        --
  ZYVOX                   61          0        --          39          0        --          22          0        --

-UROLOGY                 701        437        60         448        256        75         253        181        39
  VIAGRA                 476        437         9         282        256        10         194        181         7
  DETROL/
   DETROL LA             211          0        --         160          0        --          51          0        --

-ONCOLOGY                262          0        --         116          0        --         146          0        --
  CAMPTOSAR              105          0        --          93          0        --          12          0        --
  ELLENCE                 81          0        --          17          0        --          64          0        --

-OPHTHALMOLOGY           310          0        --         112          0        --         198          0        --
  XALATAN/XALCOM         254          0        --         103          0        --         151          0        --

-ENDOCRINE
 DISORDERS               216          0        --          68          0        --         148          0        --
  GENOTROPIN             187          0        --          56          0        --         131          0        --

-ALL OTHER               940        390       141         499        273        83         441        117       276
  ZYRTEC                 347        278        25         347        278        25           0          0        --
  MEDROL                  92          0        --          39          0        --          53          0        --

-ALLIANCE
 REVENUE***
  (Aricept,
   Bextra,
   Celebrex,
   Spiriva
   and Rebif)            109        434       (75)         55        360       (85)         54         74       (27)

ANIMAL HEALTH            438        280        56         211        132        60         227        148        53

CONSUMER
 HEALTHCARE              799        610        31         419        397         5         380        213        79

OTHER                    265        110       144          93         45       109         172         65       169

         On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

         * - Represents direct sales under license agreement with Eisai Co., Ltd.

         ** - Includes direct sales under license agreement with Pharmacia in 2002.

         ***- Includes alliance revenue for Bextra and Celebrex under co-promotion agreements with Pharmacia in 2002.

         M+ - Change greater than one thousand percent.

         Certain amounts and percentages may reflect rounding adjustments.

         Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                                NINE MONTHS 2003
                                   (UNAUDITED)
                              (millions of dollars)

                                                                YEAR-TO-DATE
                                 WORLDWIDE                            U.S.                      INTERNATIONAL
                                                 %                                 %                                %
                       2003        2002         Chg       2003       2002         Chg       2003        2002       Chg
TOTAL
 REVENUES             31,022      23,039        35       18,506      14,609        27       12,516      8,430       48

HUMAN PHARMA-
 CEUTICAL             27,190      20,031        36       16,548      12,850        29       10,642      7,181       48

-CARDIOVASCULAR
 AND METABOLIC
 DISEASES             11,450       9,761        17        6,332       5,713        11        5,118      4,048       26
  LIPITOR              6,583       5,655        16        4,142       3,800         9        2,441      1,855       32
  NORVASC              3,090       2,779        11        1,349       1,269         6        1,741      1,510       15
  ACCUPRIL/
   ACCURETIC             498         478         4          311         306         2          187        172        9
  CARDURA                427         395         8           13          16       (15)         414        379        9
  GLUCOTROL XL           249         211        18          229         196        17           20         15       28

-CENTRAL NERVOUS
 SYSTEM
 DISORDERS             5,181       4,056        28        3,882       3,254        19        1,299        802       62
  ZOLOFT               2,220       1,967        13        1,776       1,609        10          444        358       24
  NEURONTIN            1,914       1,593        20        1,563       1,360        15          351        233       51
  GEODON                 247         143        73          213         135        58           34          8      329
  ARICEPT*               180         148        22            0           0        --          180        148       22
  XANAX/
   XANAX XR              141           0        --           59           0        --           82          0       --
  RELPAX                  56          10       451           28           0        --           28         10      176

-ARTHRITIS
 AND PAIN              1,815         260       598        1,178           2        M+          637        258      147
  CELEBREX**           1,073          69        M+          736           0        --          337         69      390
  BEXTRA                 421           0        --          399           0        --           22          0       --

-INFECTIOUS AND
 RESPIRATORY
 DISEASES              3,084       2,450        26        1,851       1,463        27        1,233        987       25
  ZITHROMAX            1,218         929        31          912         662        38          306        267       15
  DIFLUCAN               856         794         8          474         427        11          382        367        4
  VIRACEPT               196         251       (22)         196         251       (22)           0          0       --
  VFEND                  138          12        M+           64          12       425           74          0       --
  ZYVOX                  103           0        --           73           0        --           30          0       --

-UROLOGY               1,700       1,244        37        1,049         732        43          651        512       27
  VIAGRA               1,370       1,244        10          802         732        10          568        512       11
  DETROL/
   DETROL LA             310           0        --          237           0        --           73          0       --

-ONCOLOGY                461           0        --          255           0        --          206          0       --
  CAMPTOSAR              216           0        --          200           0        --           16          0       --
  ELLENCE                122           0        --           30           0        --           92          0       --

-OPHTHALMOLOGY           441           0        --          166           0        --          275          0       --

  XALATAN/XALCOM         357           0        --          148           0        --          209          0       --

-ENDOCRINE
 DISORDERS               323           0        --          118           0        --          205          0       --
  GENOTROPIN             276           0        --           95           0        --          181          0       --

-ALL OTHER             2,109       1,139        85        1,300         771        68          809        368      121
  ZYRTEC                 980         801        22          980         801        22            0          0       --
  MEDROL                 141           0        --           63           0        --           78          0       --

-ALLIANCE
 REVENUE***
  (Aricept,
   Bextra,
   Celebrex,
   Spiriva
   and Rebif)            626       1,121       (44)         417         915       (54)         209        206        2

ANIMAL HEALTH          1,090         794        37          527         373        41          563        421       34

CONSUMER
 HEALTHCARE            2,135       1,897        13        1,207       1,253        (4)         928        644       44

OTHER                    607         317        91          224         133        69          383        184      108


         On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

         * - Represents direct sales under license agreement with Eisai Co., Ltd.

         ** - Includes direct sales under license agreement with Pharmacia prior to the acquisition.

         *** - Includes alliance revenue for Bextra and Celebrex under co-promotion agreements with Pharmacia prior to the acquisition.

         M+ - Change greater than one thousand percent.

         Certain amounts and percentages may reflect rounding adjustments.

         Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SUPPLEMENTAL INFORMATION

     SHARES OUTSTANDING AND EPS INFORMATION:

                                                                YTD03           YTD02
Shares Outstanding (millions) - Basic EPS                       7,088.5        6,172.3
Basic EPS                                                     $     .47      $    1.02
Adjusted Basic EPS*                                           $    1.23      $    1.13

Shares Outstanding (millions) - Diluted EPS                     7,160.7        6,262.2
Diluted EPS                                                   $     .46      $    1.00
Adjusted Diluted EPS*                                         $    1.22      $    1.11

                                                                   3Q03           3Q02
Shares Outstanding (millions) - Basic EPS                       7,710.7        6,126.3
Basic EPS                                                     $     .29      $     .39
Adjusted Basic EPS*                                           $     .48      $     .40

Shares Outstanding (millions) - Diluted EPS                     7,791.2        6,202.2

Diluted EPS                                                   $     .29      $     .38
Adjusted Diluted EPS*                                         $     .47      $     .39

         * "Adjusted income," "adjusted basic EPS," and "adjusted diluted EPS" are defined as reported net income, reported basic EPS per share, and reported diluted EPS per share excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle.

QUESTIONS:

         PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

Q1)      How is Lipitor performing?

A1) Worldwide sales of Lipitor totaled $2.468 billion in the third quarter of 2003, reflecting growth of 22% compared to the same period in 2002. Lipitor is the most widely prescribed statin for lowering cholesterol and the most widely prescribed pharmaceutical product of any kind in the world. Despite the challenges of multiple new competitors (Crestor, Zetia, and generics) both in the U.S. and in international markets, we are more confident than ever that Lipitor's unsurpassed record of cholesterol reduction and patient safety at all doses will make it the powerful cholesterol treatment patients and physicians choose, and trust, most.

         Despite Crestor launches in the U.K., Canada, the Netherlands, and recently in the U.S., Lipitor continues to post double-digit sales growth, including 17% sales growth in the U.S. in the third quarter of 2003, compared to the same period in 2002. In the U.S. specifically, at the similar point post-launch, Crestor is underperforming Lipitor and slightly underperforming Zetia in terms of new-prescription and total-prescription volume. We remain confident Lipitor will maintain its status as the statin of choice, based on its excellent safety and efficacy and proven track record of getting patients to goal.

         Regarding Zetia, its market share in the U.S. in recent weeks has remained relatively flat at 4.9%, indicating that it may have gained initial share from statin-intolerant patients (estimated at about 5% of the market) and is being used in limited cases where statin therapy has not been sufficient to get patients to goal.

         With 45% of total prescriptions in the U.S. lipid-lowering market year-to-date, Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. Lipitor Flexible Start provides physicians with the multiple starting doses that, used appropriately, can reduce LDL cholesterol by up to 50%. The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving more than 80,000 patients and in more than 62 million patient years of therapy. In addition, the American Journal of Cardiology recently published a safety analysis of 44 completed Lipitor clinical trials with more than 9,000 patients that found no cases of rhabdomyolysis or myopathy and no dose relationship between the overall incidence of side effects across the 10 mg-80 mg dosing range.

         There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the tens of millions of Americans that are in need of medical therapy for high cholesterol, only one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are either not diagnosed or not meeting their cholesterol goals with treatment. Evolving treatment guidelines continue to encourage the use of statin therapy. The National Cholesterol Education Program III guidelines substantially increased the number of patients eligible for statin therapy, mainly through the inclusion of diabetic patients. Unfortunately, despite widespread acceptance of the guidelines by physicians, we have not seen a change in the diagnosis or treatment pattern, leaving patients untreated who could benefit from cholesterol therapy.

         Results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) also expand Lipitor's patient base. The ASCOT study, which was stopped two years early because of its favorable results, showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. Lipitor patients reduced their risk for heart attacks beyond the risk reduction they already received by taking antihypertensive medicine.

         The Collaborative Atorvastatin Diabetes Study (CARDS) became the second Lipitor trial to end early because of efficacy (ASCOT was the first). The independent steering committee stopped the trial because the magnitude of benefit for the primary endpoint exceeded the pre-specified stopping rule. Preliminary results of the CARDS trial showed a significant reduction in heart attacks, strokes, and other coronary events in patients with type 2 diabetes with no previous history of heart disease or stroke but with some cardiovascular risk factors other than diabetes. Results from CARDS will further expand the patient population for Lipitor and reinforce its efficacy and safety profile.

         REVERSing Atherosclerosis with Lipitor (REVERSAL) is a major comparative trial that explores the benefits on atherosclerosis progression of aggressive lipid lowering with Lipitor 80 mg versus moderate lipid lowering using Pravachol 40 mg. Results from this trial are expected to report out during the late-breaking clinical trials session of the American Heart Association meeting in November.

Q2)      How is Norvasc performing?

A2) Norvasc sales grew 15% in the third quarter of 2003 to $1.104 billion, compared to the same period in 2002. Norvasc is the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. Norvasc has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide.

         Beyond Norvasc's current leadership, there continues to be an opportunity for growth. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, both the National Heart, Lung, and Blood Institute (NHLBI) in the U.S. and the European Society of Hypertension-European Society of Cardiology issued new hypertension guidelines that call for early and aggressive blood-pressure management and acknowledge that the majority of patients may require two or more medications to reach their blood- pressure targets. The new NHLBI guidelines include the Healthy People 2010 goal, which is to have 50% of hypertensive Americans reach the blood-pressure goal of 140/90 mm Hg or less. Currently 69% of hypertensive Americans are not at that goal.

         In December 2002, the NHLBI published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved more than 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over age 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. Most hypertensive patients (63% in ALLHAT) require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available.

Q3)      How is Zoloft performing?

A3)      Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
         (SSRI), increased 27% to $831 million in the third quarter of 2003, compared to the same period in 2002. Zoloft is the most-prescribed SSRI in the U.S. It has proven efficacy, safety, and tolerability in treating mood and anxiety disorders and is approved for the broadest range of such disorders of any antidepressant. Zoloft is approved for six mood and anxiety disorders, including depression, panic disorder, obsessive-compulsive disorder (OCD) (in adults and children), post-traumatic stress disorder (PTSD), pre-menstrual dysphoric disorder
         (PMDD), and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all these indications with the exception of PMDD. This breadth of coverage is important from a clinical perspective, as these mental disorders are widespread and evidence significant co-morbidity. Depression and anxiety disorders affect approximately 20 million and 25 million Americans, respectively, with up to 58% of patients with depression also having an anxiety disorder during a 12-month period. Zoloft is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature because these disorders tend to be chronic.

         As an example of Zoloft's demonstrated safety, it has been proven safe for both the acute and long-term treatment of OCD in children and adolescents. In June 2003, the FDA issued an approvable letter to include the safety information from two trials in pediatric depression in the Zoloft package insert. Also in June, the FDA's office of pediatric therapeutics examining the results of a one-year safety review of Zoloft in pediatric populations concluded that there were no safety signals calling for FDA action beyond ongoing monitoring of adverse events. In September, the FDA issued an approval to add safety information regarding the treatment of depression in children and adolescents providing positive labeling on weight gain, which contrasts with the negative labeling provided to fluoxetine.

         The FDA is currently reviewing the results of a large, double-blind, placebo-controlled study that examined the safety and efficacy of Zoloft in depressed hospitalized patients with acute myocardial infarction or unstable angina. If approved, Zoloft would be the only marketed antidepressant proven safe in this high-risk population, who are highly susceptible to developing major depression.

         Zoloft's efficacy in various populations was further strengthened by numerous new publications. In a prospectively defined pooled analysis of two placebo-controlled trials of Zoloft for the treatment of depression in children and adolescents published in the Journal of the American Medical Association, Zoloft was proven to be safe and effective in treating this population. Two additional publications demonstrated the efficacy of Zoloft in comorbid populations. A 26-week double-blind comparison of Zoloft versus imipramine in patients with comorbid depression and panic disorder was published in the Journal of Clinical Psychiatry. An analysis published in the September issue of Comprehensive Psychiatry demonstrated significant efficacy for Zoloft in patients experiencing comorbid PTSD and depression and/or other anxiety disorders.

Q4)      How is Neurontin performing?

A4) Sales of Neurontin, indicated for adjunctive therapy in epilepsy and, in some markets, certain forms of neuropathic pain, increased 23% to $698 million in the third quarter of 2003, compared to the same period in 2002. Almost 10 million patients have been prescribed Neurontin in the U.S. since its approval in 1994. Neurontin is available in more than 100 countries.

         Neurontin has been approved in more than 60 markets for treatment of a range of neuropathic-pain conditions. Pfizer is focusing both on educational initiatives targeted at improving the management of neuropathic pain and efforts to ensure that Neurontin is effectively prescribed and that the recommended dose of 1,800 mg per day is achieved over a period of 15 days. The FDA approved Neurontin in May 2002 for the management of neuropathic pain associated with post-herpetic neuralgia (PHN). PHN is most commonly described as a burning, stabbing, and shock-like pain in the area affected by herpes zoster, persisting at least three months after healing of the skin rash. Herpes zoster is a painful viral infection also known as shingles, the same virus that causes chickenpox in 95% of Americans by age 18. Following a bout of chickenpox, the virus lies dormant in nerve tissues. However, in an estimated one out of seven people over the course of a lifetime, the virus can reappear as shingles. In the U.S. alone, more than one million new cases of shingles are diagnosed each year. Approximately 10%-15% of all patients with shingles develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

Q5)      What is the status of Xanax XR?

A5) Xanax XR is the first and only once-a-day benzodiazepine. It is an extended-release formulation of Xanax and was approved by the FDA in January 2003. Its benefits, in addition to once-daily dosing, include a rapid onset of action and all-day efficacy. Its unique pharmacokinetic profile reduces the rapid plasma peaks and troughs of Xanax, allowing for a smooth, sustained absorption. Xanax XR was launched in the U.S. in June 2003 to psychiatrists, who write about 20% of the benzodiazepine market prescriptions, and in September 2003 to primary-care physicians, who write more than 50% of these prescriptions. Clinical programs are under evaluation, including a study in pediatric patients.

Q6)      How is Aricept performing?

A6) Aricept continues to lead the Alzheimer's-disease (AD) market with a 67% worldwide market share, more than $1 billion of annual sales, and more than one billion cumulative patient days of therapy prescribed. Its strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability. About 10% of people over 65 suffer from AD, including 4 million Americans. Aricept is approved for the treatment of symptoms of mild to moderate AD.

         Approximately 1.3 million Americans suffer from vascular dementia
         (VaD), the cognitive decline following a stroke. AD and VaD account for 90% of all diagnosed dementia cases in the U.S. VaD is second only to AD as the most common form of dementia in most parts of the world. In June 2003, the FDA issued a non-approvable letter for use of Aricept in VaD. Eisai is committed to bringing Aricept to patients with VaD and will work with the FDA to that end. The filing in the E.U. for VaD was submitted through the mutual recognition procedure in November 2002 and regulatory review is ongoing.

         Results of the AWARE (Aricept WAshout and REchallenge) clinical trial, a 48-week, multinational study, were presented at the International Psychogeriatric Association Congress. In the study, patients with mild to moderate AD treated with Aricept who showed no apparent initial improvements in symptoms demonstrated important differences in memory, behavior, and activities of daily living when they remained on continuous therapy, compared with patients who were switched to placebo.

Q7)      How is Geodon performing?

     A7) Sales of Geodon totaled $96 million in the third quarter of 2003, up 68% compared to the same period in 2002. More than 2.2 million prescriptions have been written for Geodon for more than 475,000 patients worldwide. It has been approved in 61 countries and launched in the U.S., Germany, Spain, Brazil, and other major markets. Geodon remains the first and only atypical antipsychotic available in both an oral and a rapid-acting intramuscular dosage form. Schizophrenia affects approximately one in every 100 people. It is among the most disabling of chronic mental illnesses, presenting in early adults and often persisting throughout adult life, with devastating effects on sufferers and their families.

         In clinical trials, Geodon was shown to be as effective as Risperdal and Zyprexa in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than Risperdal and significantly less weight gain and adverse changes in other metabolic indices (lipid levels, glucose control) than Zyprexa. A study published in the May issue of the Journal of Clinical Psychiatry showed that Geodon significantly improved the symptoms of patients when switched from other anti-psychotics, including Zyprexa and Risperdal. In addition, Geodon was shown to reverse some of the negative effects these agents had on weight gain and metabolic parameters. In June 2003, Pfizer introduced the Metabolics Matter program, an education series for psychiatrists designed to raise the level of awareness of metabolic complications associated with some atypical antipsychotic therapies. Metabolic complications include weight gain, diabetes, and increases in LDL cholesterol and triglycerides.

         Geodon has been approved in Brazil for the treatment of acute mania in bipolar disorder. A recently completed clinical program supported a U.S. filing submission for this indication in October 2003. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. In addition to providing rapid efficacy for this use, Geodon was found to be safe and well tolerated, with a low incidence of movement disorders.

         On September 17, Pfizer received an FDA request for a diabetes class warning. In this request, the FDA acknowledges that the relationship between atypical antipsychotic use and adverse events relating to diabetes has not been completely described, and that there is less evidence associating Geodon with diabetes than for the older atypical antipsychotics. However, the FDA expressed their belief that the safe use of Geodon can be enhanced by informing prescribers and patients about the potential for these events to occur and requested the use of specific wording in the prescription labeling.

         On September 19, Pfizer responded to this request by stating that Geodon has not been associated with an increased risk for diabetes. Evidence from clinical trials has consistently demonstrated that Geodon has a weight-neutral profile overall. Data also show that Geodon did not adversely affect patients' fasting insulin levels, the insulin resistance index, total cholesterol and triglycerides, and blood sugar levels. Additionally, several published studies indicate that the degree of risks for metabolic complications-including diabetes-can vary considerably among atypical antipsychotics. Pfizer will work closely with the FDA to review the requested class label change regarding risk for hyperglycemia and diabetes associated with several atypical antipsychotics. Pfizer's goal is to ensure that physicians and patients are best served by the inclusion of appropriate and correct information in the prescribing information for Geodon.

     Q8) How is Relpax performing?

     A8) Relpax, an oral 5HT 1b/1d agonist for the acute treatment of migraine, had sales of $15 million in the third quarter of 2003. There are an estimated 28 million Americans-one in five women and one in 15 men-who experience migraines, yet this disorder remains significantly underdiagnosed and undertreated. Most migraine sufferers are between the ages of 25 and 50, among the most productive years of life. Migraines cost American employers about $13 billion annually because of missed workdays and lost productivity. Migraine sufferers spend nearly $20 billion per year on therapies, many of them suboptimal, and more than 65% of sufferers report being dissatisfied with their current medications. With demonstrated medical marketing and sales expertise, Pfizer is reaching out to the large global population of migraine sufferers who can benefit from diagnosis and treatment with Relpax.

         Relpax has been launched in 24 countries, including the U.S., Japan, Italy, France, and, recently, Germany. Launched in the U.S., the largest migraine market, in March 2003 as the seventh triptan in a competitive category, Relpax has already surpassed three of its competitors and is achieving more than 6.5% of new prescriptions and strong formulary access. Relpax was launched in Japan in June 2002 and now has 24% of the total triptan market there. In France, Relpax sales have surpassed those of Imigran, and it is the number 1 choice by neurologists in new and switched patients. Launches will continue throughout 2003 and 2004.

         In addition to an extensive clinical-trial program involving more than 11,000 patients worldwide, Pfizer has demonstrated its commitment to enhancing communication between physicians and migraine sufferers with the rollout of ID-Migraine. This validated screener enables busy primary-care physicians to identify untreated migraine sufferers using three simple questions. In a study published in the August 2003 issue of Neurology, Dr. Richard Lipton and colleagues discuss the scientific work that has been done to validate IDMigraine and the utility of such a tool in uncovering untreated sufferers.

         Currently in the U.S., 57% of migraine sufferers self-treat with over-the-counter (OTC) medications, such as non-steroidal anti-inflammatory drugs (NSAIDs). These medications are often not effective when used to treat moderate and severe migraine attacks. A recent open-label study published in the journal Headache shows that Relpax 40mg provides significantly more headache relief for patients who had previously failed to obtain adequate relief with prescription or OTC NSAIDs; 66% and 87% of Relpax patients experienced headache relief at two hours and four hours, respectively, along with relief of nausea, sensitivity to light and sound, and migraine-related disability. Relpax 40 mg was also well tolerated in these patients, a finding that is consistent with a large safety review published in the October edition of Headache.

     Q9) How is Celebrex performing?

     A9) Sales of Celebrex totaled $701 million in the third quarter of 2003. Celebrex is the number 1 COX-2-specific inhibitor in the world, having the broadest range of approved indications. It provides strong efficacy, excellent tolerability, and a proven safety profile in providing relief for the pain and inflammation of osteoarthritis (OA) and adult rheumatoid arthritis (RA) and treatment of acute pain and primary dysmenorrhea in adults. Since its launch in 2000, Celebrex has accumulated more than 10 million patient years of use and more than 149 million prescriptions worldwide, demonstrating efficacy and tolerability among a patient population whose need for long-term, effective relief of pain and inflammation is great. In the first eight months of 2003, about 15.6 million U.S. total prescriptions were written for Celebrex, which made it the number 1 prescribed arthritis brand. Pharmacia and Yamanouchi jointly submitted a filing for Celebrex in Japan in December 2002.

         We are continuing to demonstrate Celebrex's safety advantages. In an independent analysis that included our entire Celebrex arthritis clinical-trial database, no evidence of increased cardiovascular risk was found, relative to both conventional NSAIDs and placebo. The gastrointestinal safety of Celebrex was studied with a novel endoscopy approach-a camera inside a tiny capsule. A study presented at the annual meeting of gastroenterologists (Digestive Disease Week 2003) showed that Celebrex is associated with significantly fewer ulcer-like lesions in the small bowel, compared to a combination of the non-selective NSAID naproxen and the proton pump inhibitor (PPI) omeprazole. This incidence of small-bowel lesions was nine times higher in patients taking the NSAID/PPI combination. Each year in the U.S. alone, thousands of people die and more than 100,000 are hospitalized from serious side effects of NSAIDs.

         In addition, Celebrex is approved in the U.S. to reduce the number of adenomatous colorectal polyps in familial adenomatous polyposis (FAP) -- a rare and devastating genetic disease that may result in colorectal cancer -- as an adjunct to usual care. On October 17, 2003, the E.U. approved celecoxib (using the brand name Onsenal) for FAP.

    Q10) How is Bextra performing?

    A10) Sales of Bextra totaled $236 million in the third quarter of 2003. Since launch in April 2002 for the relief of the pain and inflammation of osteoarthritis (OA) and adult rheumatoid arthritis (RA) and for the treatment of primary dysmenorrhea, U.S. physicians have dispensed approximately 11.7 million total Bextra prescriptions to more than 4.0 million arthritis and dysmenorrhea patients. In September 2003, Bextra achieved a 9% share of new prescriptions in the U.S. NSAID market; Celebrex and Bextra together achieved a new-prescription share of 24%. The year-to-date new-prescription market share of Celebrex and Bextra has grown from 22% in 2002 to 24% in 2003. Bextra received marketing approval in the E.U. in May 2003 for treatment of OA, RA, and primary dysmenorrhea. It has already been launched broadly throughout Europe, including the U.K., Germany, and France; in Canada; and across most of Latin America, where the indications include acute pain.

         Bextra offers once-daily dosing for OA and RA patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen. In controlled comparative arthritis trials of up to 26 weeks, Bextra in daily doses of 10 mg or 20 mg demonstrated an incidence of edema and hypertension similar to comparator NSAIDs.

         Pfizer is investigating Bextra in a number of pain states, including migraine, for which a U.S. filing submission is expected in November 2003; perioperative oral-surgery pain; and various acute-pain states, including acute gout. Results of a single-attack, proof-of-concept study in migraine presented at the American Headache Society meeting in June 2003 demonstrated that Bextra provided significantly greater headache relief than placebo in the acute treatment of migraine.

    Q11) What is the status of Dynastat?

    A11) Pfizer's portfolio of COX-2-specific pain relievers is expanding with the addition of Dynastat, the first injectable COX-2. As the pro-drug of Bextra, Dynastat provides step-down therapy in the acute-pain market. Doctors can use Dynastat in surgery and send patients home with a Bextra prescription. With Dynastat, patients experience fewer opioid side effects following surgery, and hospital recovery time and costs are reduced. Dynastat was launched in 14 markets last year, will be launched in 24 additional markets in 2003, and is expected to be submitted for approval in the U.S. during the first half of 2004.

    Q12) How is Zithromax performing?

    A12) Sales of Zithromax, the world's largest-selling antibiotic, increased 31% to $355 million in the third quarter of 2003, compared to the same period in 2002. The product continues to experience strong growth, despite flat market growth due to weak flu seasons during the past three years. It is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children to treat common respiratory-tract infections.

         Zithromax continues to revolutionize antibiotic treatment in the U.S. with the only available single-dose treatment for otitis media. The Zithromax Tri-Pak provides the only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease (COPD), with Zithromax given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Zithromax is recommended for first-line treatment for community-acquired pneumonia.

         New uses for Zithromax are under regulatory review. In March 2003, Pfizer submitted a supplemental NDA to the FDA for use of Zithromax in sinusitis, the respiratory-tract infection requiring the second-highest level of antibiotic expenditures. The application is based on the results of a clinical study published in the September 2003 issue of Antimicrobial Agents and Chemotherapy, which showed three-day and six-day dosing regimens of Zithromax were each equivalent in efficacy to, and better tolerated than, amoxicillin/clavulanic acid (Augmentin) for acute bacterial sinusitis. In June 2003, Pfizer submitted a filing for Zithromax for a sexually transmitted disease indication in Japan.

         Zithromax is being studied as a possible treatment of drug-resistant malaria. Malaria afflicts 300 million people worldwide, mainly in developing countries, and leads to one million deaths annually. Early clinical tests showed that Zithromax combined with chloroquine is about three times as effective against malaria as either drug alone.

         Results of a study with Zithromax in cystic fibrosis (CF) were published in the October issue of the Journal of the American Medical Association. The results of the trial showed that patients who took Zithromax three times a week for six months experienced a 6% improvement in lung function on average and nearly a 50% decrease in days spent in the hospital for pulmonary exacerbations, and they gained weight, which is a positive effect for people with CF. Zithromax is not indicated for the treatment of CF.

    Q13) How is Diflucan performing?

    A13) Sales of Diflucan, the leading systemic antifungal in the world, increased 10% to $309 million in the third quarter of 2003, compared to the same period in 2002. This sales growth, after 14 years on the market, reflects the unique features and benefits of Diflucan and the medical need that it continues to fulfill. The product treats fungal infections often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. It is also effective as a single-dose oral treatment for vaginal candidiasis. Despite the entry of six generic oral fluconazole products after Diflucan lost patent exclusivity in much of Europe in March 2003, sales of Diflucan remain strong in most countries.

    Q14) How is Zyvox performing?

    A14) Sales of Zyvox totaled $61 million in the third quarter of 2003. Physicians worldwide are gaining greater experience with Zyvox in treating serious Gram-positive infections. The product has a novel mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. Zyvox is available in intravenous, tablet, and oral-suspension formulations. This convenient dosing allows some patients dosed intravenously in the hospital to return home and initiate the oral form of Zyvox at the earliest appropriate time. In December 2002, the FDA approved Zyvox for the treatment of Gram-positive infections in infants and children.

         The increasing incidence of infections caused by methicillin- resistant Staphylococcus aureus (MRSA) and multi-drug-resistant enterococci, and the associated morbidity and mortality, have renewed the major challenge of managing Gram-position pathogens in the hospital setting and demand appropriate attention and intervention. The Centers for Disease Control and Prevention estimate that nosocomial (hospital-derived) infections from all microorganisms cost nearly $5 billion a year in extra medical treatment, directly cause 19,000 deaths per year, and contribute to 58,000 deaths annually, making them the 11th-leading cause of death in the U.S.

         New indications are being pursued for Zyvox to address limited therapeutic options and unmet needs. In July, Zyvox was approved by the FDA for the treatment of diabetic foot infections, without osteomyelitis, caused by Gram-positive bacteria, including resistant strains such as MRSA. Zyvox is the first and only oral antibiotic approved for the treatment of MRSA infections. Foot ulcer is a potentially serious complication that threatens an estimated 15% of the 17 million people with diabetes in the U.S. Among diabetes patients who develop a foot ulcer or wound, approximately 6% will be hospitalized because of the infection or other ulcer-related complications. Serious infections can lead to long-term debilitation and, in the most severe cases, amputation. Diabetes is the leading cause of non-traumatic lower-extremity amputations in the U.S.

         Emerging data showing Zyvox's advantages versus vancomycin continue to be presented at scientific conferences. In early October, important new data were presented at the Infectious Diseases Society of America meeting. In one study, Zyvox was shown to be more effective than vancomycin in treating patients with complicated skin and soft-tissue infections caused by MRSA. In addition, the study showed shorter intravenous therapy and reduced hospital stays among patients treated with Zyvox.

    Q15) How is Vfend performing?

    A15) Sales of the antifungal Vfend were $57 million in the third quarter of 2003. In the U.S., it is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including
         C. krusei). Vfend can be administered both orally and intravenously, unlike most current treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner. The product was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. Vfend is already the leading hospital antifungal product in France and the second-leading hospital antifungal in Germany.

         In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immuno-compromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin B. In addition, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The number of hospitalized patients at risk for serious fungal infections is growing, as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

    Q16) How is Viagra performing?

    A16) Viagra is the world's most recognized pharmaceutical brand. Sales of Viagra for erectile dysfunction (ED) grew 9% to $476 million in the third quarter of 2003, compared to the same period in 2002. It is among the most widely prescribed medications, with more than 120 million prescriptions having been written since launch by nearly 600,000 physicians for more than 20 million men worldwide, including

         12 million men in the U.S.

         Viagra is performing very well in the increasingly competitive worldwide market. As of July 2003, the ED market in Europe had grown 25% year-over-year. Viagra had a 71% market share versus 14% for Cialis and 4% for Levitra, based on January-July audited sales. Sales of Cialis have reached a plateau after only six months on the market. The penetration of Levitra in Europe has been minimal. In the U.S., where Levitra has now been launched, Viagra continues to dominate, with an 85% share of new prescriptions and a 93% share of total prescriptions. In some markets where we capture prescription switching dynamics, we see that many patients who have tried Cialis are returning to Viagra. This is consistent with spontaneous physician reports of patient dissatisfaction with Cialis due to slow onset of action and poor-quality erections. In a study demonstrating onset of action for Viagra that was published in the September issue of Urology, 30% of men achieved erections within 14 minutes and more than half within 20 minutes. We expect Viagra to continue to dominate the ED market due to its unsurpassed medical profile.

         The efficacy and safety of Viagra have been demonstrated in more than 120 clinical trials worldwide and in more than five years of real-world experience. Studies have shown that Viagra improves erections in up to 82% of men with erectile dysfunction and that 96% of Viagra users report being highly satisfied with the product. It has been used successfully in a broad spectrum of men, including those who suffer from depression, cardiovascular disease, diabetes, and spinal cord injury.

         Future Viagra sales growth is expected to come from increased patient presentation and physician diagnosis. The ED market is significantly underdiagnosed and undertreated. While about half of American men age 40 to 70 are affected with ED to some degree, only one out of three men with ED in the U.S. and one out of ten such men worldwide are seeking treatment. Considering that ED may be a symptom of more serious medical conditions, continued public awareness is vital to improving overall men's health. Direct-to-consumer advertising has been effective in encouraging more men to see a physician and in generating brand loyalty for Viagra.

         Viagra is also being studied in female sexual arousal disorder and pulmonary arterial hypertension (PAH). Findings of a new study, published in the July 2, 2003, issue of the Journal of the American College of Cardiology, showed that adding Viagra to inhaled iloprost therapy improved exercise capacity and lung hemodynamics in patients with severe PAH. The results suggest the potential of Viagra for treatment of patients with PAH either as single or adjunctive therapy. Viagra is being studied for PAH in both children and adults.

    Q17) How is Detrol/Detrol LA performing?

    A17) Sales of Detrol/Detrol LA totaled $211 million in the third quarter of 2003. Detrol and Detrol LA are effective and well-tolerated treatments for overactive bladder (OAB) patients with the symptoms of urinary urge incontinence, urgency, and frequency. Detrol is the leading OAB product worldwide, and Detrol LA is an extended-release formulation taken once a day. More than 50 million patients worldwide suffer from OAB, including about one in 11 adults in the U.S. (17 million people). At least 16% of the U.S. population over age 40 report having chronic and troublesome symptoms of OAB. At the recent International Continence Society meeting, Pfizer reported that Detrol LA reduced the mean number of nightly urinary episodes, known as nocturia, to 1.6 from 3.0 per night in a three-month, company- sponsored, uncontrolled, open-label survey of 3,824 patients.

         A pediatric sNDA has been submitted to the FDA. Acceptance of this application will grant Detrol an additional six months of pediatric exclusivity on the compound patent in 2012.

    Q18) How is Camptosar performing?

    A18) Sales of Camptosar totaled $105 million in the third quarter of 2003. Because of the important survival benefit Camptosar provides, it is one of the standard treatments and one of the most widely studied therapies in colorectal cancer. It is a semisynthetic camptothecin derivative indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin and as second-line treatment for advanced colorectal cancer following failure of initial 5-fluorouracil-based therapy. Camptosar inhibits the activity of the enzyme topoisomerase 1, which is essential for cancer-cell division. Colorectal cancer is the second-leading cause of cancer deaths in the U.S. When detected early, 90% of colorectal- cancer patients survive five years or more. However, only 37% of colorectal cancers are diagnosed in early stages. The product is being studied in both neo-adjuvant and adjuvant settings for colorectal cancer and in more than 15 other tumor types.

         Recent data presented at the American Society of Clinical Oncology
         (ASCO) annual meeting in June showed that Camptosar is being successfully combined with C-225 (Erbitux) and bevacizumab (Avastin), the first successful combinations of molecular-targeted agents with chemotherapy treatments. The 250 Camptosar abstracts submitted to ASCO demonstrate the central role that it plays and will play in the treatment of cancer. The depth of Pfizer's commitment to oncology is demonstrated by the breadth and depth of our clinical development efforts, with more than 510 clinical trials ongoing for marketed products and nearly 80 for pipeline products.

    Q19) What is the status of Aromasin?

    A19) Aromasin is a hormonal agent approved for the treatment of advanced breast cancer in post-menopausal women whose disease has progressed after treatment with tamoxifen. Aromasin is the only oral steroidal aromatase inactivator that works by selectively targeting and irreversibly binding to the aromatase enzyme, the primary source of estrogen-related growth of tumor cells. Aromasin is different from its main competitors, Arimidex and Femara, both of which are nonsteroidal aromatase inhibitors that block estrogen production by reversibly inhibiting aromatase. The effect that such structural differences may have in terms of efficacy, safety, and tolerability is being evaluated in clinical studies.

         Recent data show increased efficacy of aromatase inhibitors in both the adjuvant and metastatic settings. Pfizer is supporting several key adjuvant studies comparing Aromasin to tamoxifen and to other aromatase inhibitors. It is also being studied in prevention trials for women at high risk of developing breast cancer, and in the neoadjuvant setting, where it is given to women to shrink their tumors prior to surgery.

    Q20) How is Xalatan/Xalcom performing?

    A20) Sales of Xalatan/Xalcom totaled $254 million in the third quarter of 2003. Xalatan, a prostaglandin indicated for the treatment of open-angle glaucoma and ocular hypertension, is the number 1 prescribed glaucoma medication in all promoted markets, including the U.S., Europe, and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalcom consists of Xalatan with the beta blocker timolol.

         Glaucoma is a group of eye diseases, characterized by elevated intraocular pressure (IOP), damage to the optic nerve, and visual field loss, that can lead to blindness if not treated. An estimated 67 million people suffer from glaucoma worldwide, including 2-3 million Americans age 40 years and older. Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma, of whom 90% have open-angle glaucoma, a disease with a pattern of vision loss associated with an increase in pressure in the eye.

         A comparative study (XLT) featuring the prostaglandins Xalatan, Lumigan, and Travatan was published in the May issue of the American

         Journal of Ophthalmology. The study demonstrated no significant difference in efficacy among the three treatments in reducing IOP, while patients on Xalatan had significantly fewer reports of hyperemia (redness of the eyes) than those treated with Lumigan. Side effects such as hyperemia can affect patient compliance, and glaucoma patients who don't take their medicine risk further progression of the disease and eventual permanent loss of vision.

         The European Glaucoma Society published new glaucoma guidelines in August 2003. This revision of the 2000 publication strongly positions Xalatan and Xalcom for treatment of first- and second-line patients, respectively. Specifically, the new guidelines include prostaglandins as first-line therapy for the first time. They also highlight the first-line indication for Xalatan and support the unsurpassed efficacy and lower hyperemia rate of Xalatan compared to other prostaglandins. The guidelines also recommend adding a second drug for combination therapy for second-line patients who do not achieve full control on the first-line medication, thus positioning Xalcom as second-line.

         The Ocular Hypertension Treatment Study (OHTS) published in June 2002 in Ophthalmology demonstrated for the first time the benefit of treating ocular hypertensive patients. Ocular hypertension is a major risk factor for glaucoma and a potential source of significant market expansion. By treating patients with IOP-lowering therapies, including Xalatan or other therapies, the study showed a 60% reduction over five years in the development of glaucoma.

    Q21) What is the status of Genotropin?

    A21) Sales of Genotropin totaled $187 million in the third quarter of 2003. Genotropin is the world's leading human recombinant growth hormone. It is indicated for the long-term treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone or due to Prader-Willi syndrome, and for adult patients with growth hormone deficiency. Growth hormone deficiency affects thousands of children and 50,000-70,000 adult patients in the U.S. alone. Prader-Willi syndrome affects about one of every 15,000 newborns.

         In the U.S., Genotropin is also approved for the long-term treatment of growth failure in children who are born small for gestational age (SGA) and fail to achieve catch-up growth by age two. In the U.S., 3% of all babies are born SGA each year. While the majority catch up to normal height by age two, as many as 10%, or about 12,000 annually, do not. As a result, there are as many as 150,000 children over the age of two who have not caught up and, therefore, may be candidates for treatment with Genotropin. In Europe and Japan, Genotropin is also approved for patients with Turner syndrome, a genetic condition affecting one in every 3,000 girls and for children with chronic renal insufficiency. In July 2003, Genotropin was approved in Europe for children born SGA who failed to show catch-up growth by age four.

         Genotropin is available in two convenient presentation forms: the two-chambered cartridge, which contains both drug and diluent and is administered with the Genotropin pen, and the convenient Miniquick injectable formulation. Miniquick is a pre-filled, pre-measured device that helps ensure accurate dosing and allows three-month storage at room temperature.

         As the leader in the field, Pfizer is committed to making Genotropin available to all patients who are likely to benefit from growth-hormone therapy. We are investing in a clinical program that will explore the potential benefit of Genotropin in selected new pediatric and adult patient populations.

    Q22) What factors are driving Zyrtec's growth?

    A22) Sales of Zyrtec, the number 1 branded antihistamine in the U.S., grew 25% to $347 million in the third quarter of 2003, compared to the same period in 2002. Revenue and prescription gains were achieved despite the 28% decline in year-to-date new prescriptions in the antihistamine market due to the availability of multiple over-the-counter (OTC) branded and private-label loratadine (Claritin) products since December 2002.

         Zyrtec's growth in this declining market can be attributed in part to strong performance in a broad range of formulations-tablets, syrup, and the 12-hour decongestant formulation-and for both adult and pediatric patients. The product remains the only prescription antihistamine with a syrup formulation. In October 2002, Zyrtec became the first and only antihistamine, prescription or OTC, approved for treating year-round allergic rhinitis and chronic idiopathic urticaria in infants as young as six months old, expanding on the existing pediatric indication for seasonal and perennial allergic rhinitis and urticaria for children aged two to 11 years. In May 2003, a filing was submitted to the FDA for a new formulation- Zyrtec Chewable Tablets, aimed at the important pediatric market of children six to 12 years old that are still too young to swallow tablets but "too old" for syrup. Zyrtec-D 12 Hour is still the only prescription oral antihistamine/decongestant combination medicine approved to treat both year-round indoor and outdoor allergies as well as nasal congestion. With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for about one fifth of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D.

         Underlying Zyrtec's strong sales performance is the differentiation of its efficacy relative to other products, prescription or OTC. Pfizer and UCB Pharma, who discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin. Zyrtec's efficacy is one of the primary reasons why Zyrtec is now also the number 1 prescribed antihistamine among allergists and pediatricians.

    Q23) What is the status of Spiriva?

    A23) Spiriva is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD) and a significant advance over other treatment options. The product was discovered and developed by Boehringer Ingelheim (BI). Spiriva has been successfully introduced by Pfizer and BI in more than 30 countries, including Germany, the U.K., Spain, and Canada, where Pfizer records a portion of Spiriva revenue as alliance revenue. BI received an approvable letter for Spiriva from the FDA in December 2002. While approval is not anticipated in the U.S. before 2004, BI is working with the FDA to make the product available as soon as possible.

         COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. Long-term smoking is the most frequent cause of COPD, accounting for 80%-90% of all cases. A smoker is 10 times more likely than a nonsmoker to die of COPD, which is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S.

         Data from clinical trials involving more than 3,000 patients worldwide have demonstrated that Spiriva taken once daily is highly effective in providing sustained bronchodilation over 24 hours and is well tolerated, with dry mouth as the main side effect. The use of rescue medication (salbutamol) is significantly less frequent with Spiriva compared to placebo.

         The published literature on Spiriva's efficacy continues to grow with the recent publication of data from clinical trials in the peer-reviewed journals Thorax and Chest. In addition, seven clinical abstracts were presented at the American Thoracic Society meeting in May 2003. In December 2002, a large clinical trial (UPLIFT-Understanding the Potential Long-term Impact of Function with Tiotropium) was initiated to better characterize the long-term health benefits of Spiriva. UPLIFT is a four-year study that will enroll up to 6,000 patients from 37 countries and will assess if treatment with Spiriva can reduce the accelerated rate of decline in lung function seen in COPD.

         Spiriva is now recommended as a first-line maintenance treatment for COPD for all stages of disease severity where maintenance treatment is appropriate (stages 2-4) in the latest Global Initiative for Chronic Obstructive Lung Disease (GOLD) guidelines, the most-referenced COPD treatment/practice guidelines worldwide. First published in 2001, they were recently updated to reflect the latest developments in COPD management. Spiriva is the only new compound to be included in the update.

    Q24) How is Rebif performing?

    A24) Rebif (interferon beta 1-a) has been shown to decrease the frequency of clinical exacerbations and to delay the accumulation of physical disability associated with relapsing forms of multiple sclerosis (MS). The product was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. This co- promotion represents Pfizer's first collaborative opportunity in biotechnology. Rebif represents another best-in-class Pfizer neurologic product and complements Pfizer's market leadership in the epilepsy, neuropathic-pain, and Alzheimer's-disease categories.

         Rebif was launched by Serono in March 2002 after Rebif made history by breaking orphan-drug status of Avonex by showing superior efficacy, the first time a drug ever broke orphan-drug status based on efficacy. Pfizer began co-promoting the product in the U.S. in October 2002 and records a portion of Rebif revenue as alliance revenue. Rebif has been the fastest-growing MS drug in the U.S. since its launch and has achieved greater than 10% prescription market share and 12-13% dollar market share in the first 16 months since launch.

         MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting about 350,000 Americans. While symptoms of MS can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common.

         In September 2003, data from the PRISMS study were presented at the European Committee for Treatment and Research in Multiple Sclerosis meeting. These data support the long-term benefit on relapses, disability, and magnetic resonance imaging (MRI) outcomes and excellent tolerability of Rebif taken at the highest dose of 44 micrograms subcutaneously three times daily in the treatment of relapsing-remitting forms of MS. These data provide the most comprehensive long-term clinical and MRI assessment of a cohort of patients with relapsing forms of MS on interferon therapy and highlight the favorable risk-benefit ratio both short-term and long-term.

         In the EVIDENCE trial, the incidence of flu-like adverse events in the Avonex group (53% prior to switching to Rebif) was greater than the flu-like adverse events in the Rebif group. When patients were switched to Rebif, 91% did not experience new flu-like side effects. The efficacy of Rebif versus Avonex was confirmed in a 50% reduction in annualized relapse rate when patients were switched from Avonex to Rebif.

    Q25) What is the status of Somavert?

    A25) Somavert is a first-in-class growth-hormone-receptor antagonist indicated for acromegaly, a rare, chronic, and life-threatening condition characterized by hypersecretion of growth hormone and insulin-like growth factor-1 (IGF-1). Somavert was approved by the FDA in March 2003 and launched in the U.S. in April 2003. It was approved in the E.U. in November 2002, with introduction expected by the end of 2003. The product is effective in normalizing IGF-1 levels in more than 90% of acromegaly patients, including those resistant to current medical therapies. When not adequately controlled, acromegaly is associated with a mortality rate two to three times that of the general population.

    Q26) What is the status of Caduet (Lipitor/Norvasc dual therapy)?

    A26) A Caduet filing was submitted to the FDA in March 2003. We intend to submit the European regulatory filing submission later this year. To address the many variations of concomitant lipid and hypertension disorders, Caduet will be available in a wide range of dosing combinations. We believe this product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors simultaneously. Current estimates indicate that 9 million deaths and more than 75 million lost healthy years of life annually may be attributed to suboptimal blood pressure or cholesterol levels globally. Guidelines advocate that patients at increased cardiovascular risk require early and aggressive management of multiple risk factors. Between 35% and 50% of patients with high blood pressure also suffer from high cholesterol, and vice versa. This accounts for about 27 million patients in the U.S. alone (21 million diagnosed), of whom currently only 10% are treated for both conditions and 43% are treated for neither. As evidenced by the early termination of the lipid-lowering arm of the Anglo-Scandinavian Cardiac Outcomes (ASCOT) trial, concomitant lowering of cholesterol and treatment of hypertension have significant benefit in reducing the risk of coronary heart disease.

    Q27) What is the status of Inspra?

    A27) Inspra was approved by the FDA on October 7, 2003, for the treatment of heart failure in patients who have had a heart attack (post-myocardial-infarction, or post-MI). Given the importance of this medication to these patients, Inspra will be made available through a special early access program in November. It will be commercially available in December. A filing for post-MI heart failure was submitted in the E.U. during the third quarter of 2003.

         The FDA approval of Inspra for this indication is based on results of the EPHESUS (Eplerenone Post-AMI Heart Failure Efficacy and Survival Study) trial, which showed that Inspra significantly reduced deaths in post-MI heart-failure patients beyond standard therapy, which included angiotensin-converting-enzyme inhibitors (ACE inhibitors) and beta blockers. EPHESUS involved more than 6,600 hospitalized post-MI patients. There was a 15% reduction in the risk of death and a 13% reduction in hospitalization among post-MI heart-failure patients who received Inspra compared to placebo, in addition to standard treatment. EPHESUS was published in the April 2003 issue of the New England Journal of Medicine. Inspra was approved by the FDA for the treatment of hypertension in 2002. Given the significant mortality benefits seen in the EPHESUS trial, the promotional focus of Inspra will be for the treatment of patients with post-MI heart failure.

         Inspra, an aldosterone blocker, works by inhibiting the effects of aldosterone, a hormone that may contribute to the development and progression of hypertension and heart failure, including damage to blood vessels, the kidney, and the heart. Heart failure is a common progressive disease that often occurs when the heart muscle is weakened after it has been injured from a heart attack or high blood pressure. We expect that Inspra will become an essential component of the standard of care for the approximately 1.8 million post-MI heart-failure patients in the U.S. It is estimated that nearly five million Americans suffer from heart failure, and up to 700,000 new cases are diagnosed each year. Patients who have had a heart attack are five times more likely to develop heart failure than those who have not. Among patients over the age of 65, heart failure is the number one reason for hospital admission and the leading cause of death. The costs to the health-care system for treating heart failure are estimated to be $20 billion to $40 billion annually.

    Q28) What is the status of pregabalin?

    A28) A filing for pregabalin for neuropathic pain and adjunctive therapy in epilepsy was submitted in Europe in March 2003. An NDA submission in the U.S. is expected later this month for neuropathic pain, generalized anxiety disorder (GAD), and adjunctive therapy in epilepsy.

         Pregabalin acts by modulating voltage-gated calcium channels in the central nervous system and thereby has the potential to treat a range of neurological, pain, and psychiatric disorders. It is effective in treating neuropathic pain, epilepsy, and GAD and will bring specific improvement over existing treatments in each condition due to the combination of efficacy, rapid onset of action, and ease of use. The efficacy of pregabalin has been demonstrated in nine pivotal trials in two types of neuropathic pain (post-herpetic neuralgia and diabetic peripheral neuropathy), three pivotal studies in epilepsy, five studies in treatment of acute GAD, and one long-term GAD prevention study. The combination of the product's enhanced potency and linear pharmacokinetic profile is expected to make dosing of pregabalin simpler for physicians and patients. Pregabalin is effective given only twice daily, which can increase patient compliance.

         In addition to the core indications included in the initial applications, we have generated positive data in fibromyalgia. Assuming a positive outcome of planned studies, we intend to submit a filing for pregabalin for a fibromyalgia indication.

    Q29) What is the status of indiplon?

    A29) In December 2002, Pfizer and Neurocrine Biosciences, Inc., announced a global agreement for the exclusive worldwide development and commercialization of indiplon, Neurocrine's Phase 3 compound for the treatment of insomnia. Indiplon is a unique non-benzodiazepine sedative hypnotic that acts on a specific site of the GABA-A receptor. It is through this mechanism that the currently marketed non-benzodiazepine therapeutics also produce their sleep-promoting effects. However, indiplon has been shown to be more potent than the currently marketed non-benzodiazepines at the specific subtype of receptors within the brain believed to be responsible for promoting sleep. Data have shown that indiplon is both efficacious and well tolerated in achieving rapid sleep induction without next-day residual effects.

         While the prevalence of insomnia is unknown, surveys suggest that up to 50% of adults have difficulty sleeping from time to time. The vast majority of people who regularly suffer from the inability to initiate and maintain sleep are untreated and undiagnosed. Insomnia often has a serious impact on a patient's general health and quality of life, including impaired daytime functioning and decreased work productivity. If ignored, frequent sleep problems can complicate the treatment of a host of common, serious, age-related medical conditions, including arthritis, diabetes, heart disease, lung disease, and depression.

         Neurocrine and Pfizer are conducting one of the most comprehensive clinical programs in insomnia to address the multiple needs of both adult and elderly patients with insomnia, such as sleep initiation, sleep maintenance, and long-term administration. Multiple Phase 3 safety and efficacy trials to support multiple indications associated with insomnia have been initiated and, in some cases, completed. Indiplon is being studied in both immediate-release and modified-release formulations. Both formulations are currently in Phase 3 development in transient and primary (chronic) insomnia in adult and elderly insomnia patients. Data from Phase 2 studies conducted by Neurocrine have shown that indiplon is both efficacious and well tolerated in achieving rapid sleep induction without next-day residual effects. Most recently, Neurocrine reported Phase 3 data in which modified-release indiplon demonstrated a statistically significant improvement in measures of sleep maintenance and sleep quality compared to placebo in patients with chronic insomnia.

    Q30) What is the status of Macugen?

    A30) In December 2002, Pfizer and Eyetech Pharmaceuticals, Inc., announced an agreement to jointly develop and commercialize Eyetech's Macugen. This product is an aptamer that selectively binds to and neutralizes vascular endothelial growth factor for potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME). The leading cause of irreversible vision loss among Americans over 55, AMD occurs in both wet and dry form. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the U.S. alone. Wet AMD is characterized by the growth of abnormal blood vessels into the area beneath the retina. DME affects roughly 100,000 Americans with diabetes each year and is the leading cause of blindness in adults under 55. The decreased vision that characterized DME results from fluid and lipids leaking from retinal blood vessels. Eyetech's Phase 3 development program for wet AMD involves nearly 1,200 patients at 117 investigational sites, the largest clinical development program for this type of product.

    Q31) What is the status of Daxas (roflumilast)?

    A31) Daxas, a novel, once-daily phosphodiesterase-4 (PDE-4) inhibitor, is in Phase 3 development for both asthma and chronic obstructive pulmonary disease. Pfizer is in a global collaboration (excluding Japan) with Altana Pharma to develop and promote the product. We expect that Daxas will be the first PDE-4 inhibitor to gain regulatory approval.

    Q32) What is the status of Exubera?

    A32) Exubera is a novel treatment system for the non-invasive delivery of insulin that is being developed for adult patients with type 1 and type 2 diabetes through a collaboration between Pfizer and Aventis. Pfizer is also collaborating with Nektar Therapeutics, developers of the inhalation device and formulation process. The product combines a novel dry-powder formulation of a recombinant human insulin with a customized inhalation system. It is given before meals to reduce the meal-related spikes in glucose levels. The initial Aventis/Pfizer Phase 3 clinical trials are complete and show that Exubera may be a treatment option in adult patients with either type 1 or type 2 diabetes. Exubera demonstrates glucose lowering equivalent to insulin injections and, when used alone or in combination with oral agents, it improves glycemic control as compared to oral agents used alone.

         We continue to augment our Exubera safety and efficacy database with additional targeted clinical studies so that we can provide the most robust efficacy and safety package to regulatory authorities. To date, more than 2,000 patients worldwide have been exposed in Phase 2 and Phase 3 trials, some for up to five years. Convincing efficacy and patient acceptance data are emerging. Recent data showed encouraging pulmonary safety trends. Data show that early lung- function decline seems to stabilize to rates normally seen with patient aging. Additional pulmonary safety studies are ongoing.

         Diabetes is a growing health problem that is projected to affect 300 million people worldwide by 2025. A paper published in the October 8, 2003, issue of the Journal of the American Medical Association estimated that the lifetime probability of being diagnosed with diabetes for Americans born in 2000 is almost 33% for men and almost 39% for women. People with diabetes are at risk of significant complications, including cardiovascular disease, end- stage renal disease, blindness, and other complications that affect quality of life and productivity and result in significant cost to the worldwide health-care system. In the U.S. alone, the direct cost of diabetes in 2002 was $132 billion in medical expenditures and lost productivity. Improved glycemic control, as measured by hemoglobin A1c levels below 7%, has been shown to reduce many of the complications associated with diabetes. Despite this well-known fact, more than half of the people with diabetes are not at optimal glycemic control. Though insulin therapy alone or in combination with oral hypoglycemic agents improves glycemic control, the injection requirements of current insulin therapies are a huge barrier to its use and the attainment of good glycemic control.

    Q33) What is the status of varenicline?

    A33) Varenicline is an innovative compound discovered by Pfizer scientists specifically for smoking cessation. For smokers, quitting is very challenging, and smokers need help in their efforts to quit. While seven out of ten smokers are contemplating quitting or actively want to quit, only 3-5% of patients can quit on their own. Smokers attempting to quit experience nicotine cravings and can also experience withdrawal feelings from the satisfaction they received from smoking. Varenicline is designed to have a unique dual effect on the smoker to reduce cravings for cigarettes and to block the rewards from smoking. Varenicline is a partial agonist that is specific to the alpha 4-beta 2 (nicotine) receptor, a different mode of action from available treatments. It is not a nicotine derivative and not an anti-depressant.

         Varenicline represents an advance over existing treatments in terms of efficacy and safety. In early Phase 2 trials, almost half of smokers treated with varenicline stopped smoking. Furthermore, varenicline complements Pfizer's leading products to treat cardiovascular risk factors and the complications often associated with smoking. Based on these promising results, varenicline has advanced into Phase 3 development worldwide.

    Q34) What is the status of SU-11248?

    A34) In the third quarter of 2003, Pfizer's novel anti-cancer compound SU-11248 advanced to Phase 3 clinical development for the treatment of gastrointestinal stromal cell tumors and renal carcinoma. SU-11248 is a signal transduction inhibitor that acts against several kinase enzymes involved in angiogenesis, such as VEGF, PDGF, KIT, and FTL3. Because of this multiple pathway effect, SU-11248 has the potential not only to inhibit the proliferation of tumor blood vessels as an angiogenesis inhibitor, but also to actively interfere with kinase pathways that are essential to tumor survival. Phase 2 clinical studies in other tumor types are also underway.

    Q35) What is the status of edotecarin?

    A35) Edotecarin is an injectable topoisomerase 1 inhibitor now entering Phase 3 testing for potential treatment of glioblastoma (brain tumors). It is also in earlier stages of development for colorectal cancer, breast cancer, esophageal cancer, and gastric cancer. The compound was licensed by Pharmacia from Banyu, which retains marketing rights in Japan.

    Q36) What is the status of asenapine?

    A36) On October 20, Pfizer announced a global agreement to collaborate with Organon, the human pharmaceutical business unit of Akzo Nobel, for the exclusive worldwide development and commercialization of asenapine, a 5HT2/D2 antagonist beginning Phase 3 trials for the treatment of a variety of disorders, including schizophrenia and bipolor disorder. Under terms of the agreement, the companies will collaborate on the clinical development and manufacturing of asenapine and co-promote the product in the U.S., E.U., Japan, and other markets. Pfizer will make an initial payment of $100 million and up to $270 million in milestone payments contingent upon regulatory approvals and launch of asenapine in the U.S., E.U., and Japan as well as the attainment of certain agreed-upon sales levels.

    Q37) What is the status of avasimibe?

    A37) Development of avasimibe, an ACAT inhibitor for treatment of atherosclerosis, has been discontinued.

    Q38) How did Pfizer's Animal Health business perform?

    A38) Sales of the Animal Health business increased 56% to $438 million in the third quarter of 2003, compared to the same period is 2002. These results reflect the addition of the Pharmacia business and were driven by strong performances by the companion-animal products Revolution and Clavamox/Synulox, the livestock medicine RespiSure/Stellamune, and cattle biologicals, and by the favorable impact of the weakening U.S. dollar. These benefits were partially offset by the impact of the bovine spongiform encephalopathy issue (mad cow disease) in Canada and increased generic and branded competition. With the acquisition of Pharmacia, Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

    Q39) How did Pfizer's Consumer Healthcare business perform?

    A39) Sales of the Consumer Healthcare business increased 31% to $799 million in the third quarter of 2003, compared to the same period in 2002. These results for Consumer Healthcare reflect the addition of the Pharmacia business; sustained sales strength for Listerine mouthwash, which benefited from the recent U.S. launch of a Natural Citrus flavor; and the favorable impact of the weakening U.S. dollar. These benefits were partially offset by declines in Benadryl and Sudafed as a result of the Claritin Rx-to-OTC switch, declines in Listerine PocketPaks, and the divestitures of the Nix and Bonine franchises in the first half of 2003.

         FINANCIAL MATTERS

    Q40) What impact did foreign exchange have on revenues in the quarter and year-to-date?

    A40) The weakening of the U.S. dollar relative to other currencies, principally the euro, British pound, and Canadian dollar, favorably impacted the revenues of legacy Pfizer products in the third quarter of 2003 by $336 million and favorably impacted consolidated revenue growth by approximately four percentage points. Year-to-date, the weakening of the U.S. dollar favorably impacted the revenues of legacy Pfizer products by $959 million and favorably impacted consolidated revenue growth by approximately four percentage points. The revenues of legacy Pharmacia products recorded after the April 16th close of the acquisition do not affect the impact from foreign exchange, given their treatment as incremental volume.

    Q41) Why does Pfizer disclose adjusted income and adjusted diluted EPS?

    A41) Pfizer believes investors' understanding of its performance is enhanced by disclosing adjusted income and adjusted diluted EPS, defined as net income and diluted earnings per share, respectively, excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle. Management itself analyzes the company's performance on this basis.

         We have excluded the impact of significant purchase-accounting impacts related to our acquisition of Pharmacia. These impacts primarily relate to the one-time charge for purchased in-process research and development, the charges to cost of goods sold from the workdown of purchased inventory that was written up to fair value, and the charges related to the amortization of Pharmacia finite-lived intangible assets, as well as the incremental depreciation of fixed assets for the increase to fair value. We believe that excluding these non-cash charges provides a better view of our economic performance.

         The Company also excludes "certain significant items" from adjusted income in order to better portray its major operations-the discovery, development, manufacture, marketing, and sale of market-leading prescription medicines for humans and animals as well as many of the world's best-known over-the-counter products. For example, Pfizer excludes gains or losses on the sale of product lines or discontinued businesses. While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them and, therefore, we have excluded such gains or losses on sales of businesses or product lines from adjusted income. Another example of an excluded "certain significant item" is co-promotion charges and payments for intellectual property rights for unapproved products being developed by third parties, which are immediately expensed rather than amortized over the life of the agreement. Since such payments are expensed immediately, excluding these payments from our economic performance provides us with a better view of our operations. Pfizer excludes charges related to various litigation matters from adjusted income as they relate to significant settlements of legal matters. Pfizer also excludes gains/losses from the sale or writedown of equity investments from adjusted income. Generally, these investments are made in biotech companies on an opportunistic basis and are not part of our ongoing internal discovery and development programs.

         While we continually look for improvement opportunities within our businesses and reorganize when necessary, at times we will perform a review for restructuring an area of our business. During 2003, our research division undertook such a review and began to initiate its restructuring plan in the second quarter of 2003. The last time that such a restructuring occurred in this division, with the exception of our acquisition-related restructurings, was in 1993. As such, we have excluded the charges of these activities from adjusted income.

         In 2000 we acquired the Warner-Lambert Company, and in April 2003 we acquired Pharmacia Corporation. These acquisitions have significant integration and restructuring costs attendant to them. We have excluded these costs from adjusted income, because integration and restructuring costs are unique to these transactions and will occur over several years due to the global and highly regulated nature of our business.

         A reconciliation between actual third-quarter net income as reported under U.S. GAAP and adjusted income is included in the attached financial schedule titled "Reconciliation From Reported Income and Earnings Per Share to Adjusted Income and Earnings Per Share."

    Q42) Why does the sum of GAAP diluted EPS for the first three quarters individually not equal year-to-date GAAP diluted EPS?

    A42) Under U.S. generally accepted accounting principles (GAAP), quarterly computations must stand on their own and, therefore, the sum of diluted EPS numbers for each of the first three quarters of 2003 does not equal year-to-date diluted EPS. Diluted EPS for each quarter of 2003 is computed using the weighted-average number of common shares outstanding during the quarter, while diluted EPS for the first nine months of 2003 is computed using the weighted-average number of common shares outstanding during that period.

         The weighted-average number of common shares outstanding is higher for the third quarter of 2003 than for the first nine months of 2003 as a result of the issuance of approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. This significant increase in the number of common shares outstanding from the first quarter has resulted in our having differing bases of shares outstanding and therefore the results are not additive, as shown below.

         (in millions, except per-share data)     1Q03       2Q03       3Q03       YTD03
         Net income (loss)                      $4,665    ($3,591)    $2,235      $3,308
         Weighted average number of shares
          used to calculate diluted EPS        6,161.7    7,453.4    7,791.2     7,160.7
         Diluted income (loss)
          per common share                        $.76      ($.48)      $.29        $.46

    Q43) What is the financial impact of the harmonization of Pfizer's and Pharmacia's accounting and operating practices?

    A43) For the third quarter and year-to-date, the harmonization of Pfizer's and Pharmacia's accounting and operating practices negatively impacted revenues by approximately $200 and $500 million and diluted EPS by $.03 and $.06, respectively. The principal factor was the reduction of legacy Pharmacia wholesale trade inventories, which is now essentially complete. For the full year, harmonization impacts are expected to negatively impact diluted EPS by $.07.

    Q44) What cost synergies have been achieved to date from the Pharmacia acquisition, and what level of synergies is anticipated?

    A44) Cost synergies from the Pharmacia acquisition totaled more than $400 million in the third quarter of 2003 and more than $600 million year-to-date. Cumulative cost synergies resulting from the acquisition of Pharmacia are expected to be at least $1 billion in 2003, about $3 billion in 2004, and about $4 billion in 2005. Synergies will come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Total merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies are expected to be in the range of $4.7 to $5.2 billion, pre-tax.

    Q45) Did Pfizer increase prices in the U.S. during the third quarter?

    A45) Price increases for certain U.S. pharmaceuticals were announced on July 10, 2003. These price increases had no material impact on third-quarter 2003 wholesaler inventory levels, which were at normal levels at the end of the quarter.

    Q46) What caused cost of goods sold to increase by 228% in the third quarter?

    A46) Consistent with purchase accounting, Pharmacia's assets, including inventory, were recorded on Pfizer's balance sheet at fair value. As the inventory is sold, the income statement reflects the fair market value of the inventory. Cost of goods sold will be impacted by this markup as long as the purchased inventory continues to be sold. Sales of this inventory are expected to be completed by the end of 2003. The impact of the fair-value markup of Pharmacia's inventory on cost of goods sold was $1.304 billion in the third quarter and $1.712 billion year-to-date. A second factor was a change in product mix, given the addition of legacy Pharmacia's product portfolio, which has a higher product cost relative to legacy Pfizer's product portfolio. A third factor underlying the rate of growth in cost of goods sold was the impact of reflecting cost of goods sold activity for Celebrex and Bextra after the April 16, 2003, acquisition close, compared to reflecting alliance revenue for those products, which had no cost of goods sold, for co-promotion of Celebrex and Bextra prior to April 16, 2003. A fourth factor in the increase in cost of goods sold was the unfavorable impact of foreign exchange. This largely stemmed from the recent weakening of the dollar relative to the euro and the related revaluation of inventory.

    Q47) What factors affected the 52% increase in selling, informational & administrative expenses and 51% increase in R&D spending in the third quarter?

    A47) The rates of expense growth principally reflect incremental expenditures associated with the consolidation of Pharmacia-related activity commencing with the April 16th close of the acquisition and product support in light of new product competition, partially offset by initial cost synergies.

    Q48) What were the principal factors affecting other (income)/deductions-net?

    A48) ($ millions)                                Third    Quarter        Nine       Months
         (Income)/Deductions                          2003       2002        2003         2002
         Net Interest Income                         ($25)       ($22)       ($82)        ($94)
         Co-Promotion Charges and Payments
          for Intellectual Property Rights             --          10         280           32
         Amortization of Finite-
          Lived Intangibles                             4           3           6           24
         Gains on the Sales of Product Lines          (11)         --         (87)         (20)
         Amortization of Finite-Lived
          Intangibles-Purchase-Accounting-Related     606          --       1,177           --
         Other Purchase-Accounting-Related Items       (9)         --         (16)          --
         Various Litigation Matters                    --          25          33           25
         Charges to Write Down Equity Investments      --          28           8           28
         Other                                        (59)         10        (164)         (72)
         Other (Income)/Deductions-Net               $506         $54      $1,155         ($77)

         Other (income)/deductions-net for the third quarter and the first nine months reflects a significant increase in expenses, principally due to $606 million and $1.177 billion, respectively, in amortization of identifiable intangibles associated with the acquisition of Pharmacia. Consistent with purchase accounting, intangible assets are reflected on Pfizer's balance sheet at fair value. The income- statement impact reflects the amortization of these assets over their estimated useful lives (e.g., until patent expiration for a currently marketed product).

    Q49) What is Pfizer's effective tax rate for 2003?

    A49) Pfizer continues to project an effective tax rate in calculating adjusted income from continuing operations for 2003 of 23.0%. The estimated effective tax rate used in calculating full-year 2003 income from continuing operations under GAAP is 36.3%. The higher effective tax rate under GAAP primarily reflects the impact of purchase accounting related to the Pharmacia acquisition.

    Q50) What is the status of Pfizer's share-purchase program?

    A50) Our financial strength and flexibility have allowed us to purchase our stock over the past several years, and to do so with an increased magnitude during the past year. We believe that our stock is an excellent investment opportunity.

         In June 2002, the company announced a new authorization to purchase up to $10 billion of the company's common stock. This program was subsequently increased to authorize Pfizer and its affiliates to purchase up to $16 billion of common stock. Since inception of this program, approximately 408 million shares were purchased under this authorization through September 28, 2003, at a total cost of about $12.9 billion, including 306 million shares purchased during 2003 at a total cost of about $9.9 billion. A total of 460 million shares were purchase through October 22, 2003 at a total cost of about $14.5 billion. The remaining $1.5 billion of this authorization is expected to be completed in the fourth quarter of 2003.

    Q51) What are Pfizer's financial expectations for full-year 2003 and 2004?

    A51) Pfizer's expectations for financial performance for 2003 are essentially unchanged. We anticipate 2003 revenue for Pfizer (including Pharmacia results subsequent to the April 16, 2003, acquisition) of about $45 billion. Strong investment will be made in support of our marketed products and product candidates, with 2003 R&D expenditures expected to be about $7 billion. Margin expansion is anticipated through ongoing cost-saving initiatives and achievement of merger-related cost synergies, which are expected to reach at least $1 billion in 2003. We continue to anticipate 2003 adjusted diluted EPS* of $1.73, as previously estimated. We now expect 2003 diluted EPS on a GAAP basis of $.72. To the extent that our purchase-accounting-related estimates need to be adjusted, we will do so.

         Previously communicated targets for 2004 included revenue of about $54 billion, merger-related cost synergies of about $3 billion, adjusted diluted EPS of $2.13 (which excludes incremental purchase-accounting-related intangible amortization/fixed asset depreciation of $.27 and merger-related costs of $.09), and diluted EPS on a GAAP basis of $1.77. As is customary, the Company is currently refining the details of its 2004 operating plan. We will provide investors with a more comprehensive overview of 2004 early next year.

         Estimated net income and diluted EPS on an adjusted basis and items that reconcile to GAAP income and diluted EPS for the fourth quarter and full-year 2003 follow:

                                                          Fourth Quarter        2003 Estimate
         ($ billions, except per-share data)                 Net Income          Diluted EPS
         Adjusted Income                                        $3.8                 $.51
         In-Process R&D                                           --                   --
         Workdown of Inventory Write-Up, After Tax                .9                  .12
         Intangible Amort./Fixed
          Asset Deprec., After Tax                                .5                  .08
         Merger-Related Costs, After Tax                          .3                  .04
         Significant Items/Change in
          Accounting Principle, After Tax                         .2                  .02
         GAAP Earnings                                          $1.9                 $.25

                                                         Full-Year 2003           Estimate
         ($ billions, except per-share data)               Net Income           Diluted EPS
         Adjusted Income                                       $12.6                $1.73
         In-Process R&D                                          5.0                  .69
         Workdown of Inventory Write-Up, After Tax               2.1                  .29
         Intangible Amort./Fixed Asset
          Deprec., After Tax                                     1.4                  .19
         Merger-Related Costs, After Tax                          .8                  .11
         Significant Items/Change in Accounting
          Principle, After Tax                                  (1.9)                (.27)
         GAAP Earnings                                          $5.2                 $.72

         The sum of Pfizer's GAAP EPS for the four quarters of 2003 does not equal the full-year estimate due to the calculation on different average-share bases-see Question #42.

    Q52) How did Pfizer's adjusted diluted EPS* for the third quarter of 2003 differ from its previous estimates? What is Pfizer's guidance for adjusted diluted EPS* for the fourth quarter of 2003?

    A52) Although expectations for full-year 2003 adjusted diluted EPS* are unchanged, the quarterly seasonalization of earnings has been revised. Third-quarter 2003 adjusted diluted EPS* of $.47 was $.03 higher than previously estimated, and our current estimate of fourth-quarter 2003 adjusted diluted EPS of $.51 is $.03 lower than previously estimated, primarily due to the timing of spending between the third and fourth quarters.

    Q53) What factors impacted the change in Pfizer's estimate for 2003 net income and diluted EPS on the basis of generally accepted accounting principles (GAAP)?

    A53) Pfizer now estimates 2003 net income on a GAAP basis of $5.2 billion and 2003 diluted EPS on a GAAP basis of $.72, compared to previous estimates of 2003 GAAP net income of $5.1 billion and of 2003 diluted GAAP EPS of $.70. The principal factors affecting this change are decreases in the estimated charges for in-process R&D and for incremental purchase-accounting-related intangible amortization/fixed asset depreciation. These changes do not reflect any economic impact on Pfizer or any change in the company's cash flow. They represent normal changes in estimates required under purchase accounting. Under GAAP, Pfizer has up to one year from the date of the Pharmacia acquisition to modify these estimates. These changes also have no impact on Pfizer's estimates for full-year 2003 adjusted net income* and adjusted diluted EPS*, which are unchanged.

         IMPROVING PATIENT ACCESS

    Q54) What initiatives is Pfizer supporting to ensure that patients have access to innovative medicines-both in the U.S. and worldwide?

    A54) Pfizer currently donates more medicines to patients than any other pharmaceutical company. We operate three significant access programs in the U.S.-the Pfizer Share Card, Connection to Care, and Sharing the Care -- all designed to help low-income, uninsured patients gain access to our medicines. In addition, Pfizer has taken a leadership role in fighting HIV/AIDS. Pfizer is a member of the Global Business Coalition on HIV/AIDS as well as the Global Fund to Fight AIDS. Pfizer's CEO, Dr. Henry McKinnell, is a member of the U.S. Presidential Advisory Council on HIV/AIDS.

         a) Share Card: On January 15, 2002, we launched an innovative prescription benefit program called the Pfizer for Living Share Card. The program is designed to help a targeted group of patients access tools to manage their health. The program includes three elements: a membership card that enables patients to receive up to a 30-day supply of a Pfizer medicine for $15, a help line to assist low-income senior citizens in learning about other healthcare services and benefits, and easy-to-read health information on 16 common medical conditions. The Pfizer Share Card is available to Medicare enrollees with annual gross incomes of less than $18,000 ($24,000 for couples) who lack prescription-drug coverage or who are not eligible for Medicaid or any other publicly funded prescription benefit programs.

         In June 2003, we issued our first "Report to America" on the Pfizer Share Card experience in designing and implementing a meaningful prescription drug program for low-income Medicare beneficiaries. The response to the Pfizer Share Card has been overwhelmingly positive. 98% of enrollees reported being satisfied with the program. The report also showed that the Pfizer Share Card improves compliance with medicine. To date, more than 453,000 enrollees have filled more than 3 million Pfizer prescriptions and made almost 2 million calls to Pfizer Share Card health specialists.

         b) Donation of Medicines: Pfizer's Connection to Care is a comprehensive patient-assistance program providing free medicines to uninsured, low-income patients who are not eligible for public-assistance programs. For more than 30 years, Pfizer has worked directly with physicians on a case-by-case basis to provide medications to patients in need. The Connection to Care program provides access to leading Pfizer prescription medicines, including therapies for illnesses such as diabetes, hypertension, and depression. Nearly 22 million patients in the U.S. may be eligible for this program.

         Now in its tenth year, the Sharing the Care program is a joint effort of Pfizer, the National Governors Association, and the National Association of Community Health Centers. Through Sharing the Care, Pfizer donates medication to low-income, uninsured patients through a network of more than 380 federally qualified community, migrant, and homeless health centers across the U.S.

         c) HIV/AIDS: For several years, Pfizer has been working with a number of international organizations to battle HIV/AIDS in South Africa and many other developing nations of the world. The Diflucan Partnership Program was developed to offer Diflucan at no charge to HIV/AIDS patients in the 50 least-developed countries where the disease is most prevalent, as identified by the United Nations. Patient numbers and clinical sites continue to increase, with more than two million doses dispensed and more than 81,000 prescriptions processed. Over 11,000 health workers have been trained through our partnership with the International Association for Physicians in AIDS Care. The Ministry of Health of South Africa has cited the Diflucan Partnership Program as a model for donation programs. Patients now receive Diflucan through 780 medical facilities in 15 countries. In the 50 least-developed countries with an HIV prevalence of greater than 1%, roughly 12 million people are reported to be infected with HIV/AIDS. Although Diflucan is not a treatment for HIV/AIDS, it has proven highly effective in treating two opportunistic infections, cryptococcal meningitis and esophageal candidiasis, that afflict large numbers of people with HIV/AIDS. In addition, the Pfizer Foundation awarded $2 million in grants to 14 organizations to support innovative HIV/AIDS health literacy programs in developing countries.

         Ground has been broken for the Infectious Diseases Institute -- a Pfizer-funded, state-of-the-art treatment and training facility for HIV/AIDS at Makerere University in Kampala, Uganda. Scheduled for completion in 2004, the new facility will serve as a training center for hundreds of physicians working in HIV/AIDS care and prevention across Africa.

         In July, Pfizer announced a new agreement with the National Alliance of State and Territorial AIDS Directors to provide millions of dollars worth of antiretroviral medicines free or at greatly reduced prices to state programs serving low-income, uninsured, and underinsured people living with HIV/AIDS. This is in addition to our current patient-assistance programs that donate antiretroviral (Viracept and Rescriptor) and anti-infective (Diflucan, Vfend, and Zithromax) medicines for AIDS-related opportunistic infections to low-income, uninsured Americans. Pfizer and its Agouron subsidiary have also supported AIDS organizations in the U.S. that develop educational tools and provide services and resources for patients and their families.

         The Pfizer Foundation recently launched a Southern HIV/AIDS Prevention Initiative to help slow the spread of the disease in nine southern states. The program will support prevention programs targeted to reach multicultural communities and women, among whom the disease is growing most dramatically.

         d) Trachoma Initiative: Since its founding in 1998, the International Trachoma Initiative (ITI), of which Pfizer is an active partner, has made measurable and meaningful progress toward its goal of helping to eliminate the world's leading cause of preventable blindness. Through December 2002, ITI-supported programs in nine countries in Africa and Asia delivered nearly 5 million Zithromax treatments to patients with active infection and reached nearly 20 million people with health-education activities and 50,000 people with sight-preserving surgery. Data from Morocco, Tanzania, and Vietnam demonstrate that the program is having an overwhelming impact on this terrible disease: the prevalence of severe, inflammatory trachoma has been reduced in these countries by as much as 75%.

         e) Other Therapies: Pfizer is making inroads against three of the world's most-feared diseases: malaria, severe acute respiratory syndrome (SARS), and pox viruses. We have a number of compounds that have shown activity against these deadly diseases. Phase 2 clinical trials against drug-resistant malaria using a combination of Zithromax and chloroquine, an older, commonly used malaria treatment, have shown very promising results. The combination has been shown to be three times more effective than either product alone. At least ten compounds have shown significant activity against the SARS virus in laboratory tests and have been designated for further development. In addition, we are sharing an experimental medicine with Harvard Medical School because of potential utility in treating smallpox. Although the commercial prospects for these medicines could be limited, we intend to make them available to those in need in the developing world using models developed for other Pfizer access programs.

         EVENTS FOR INVESTORS

    Q55) When is Pfizer's conference call?

    A55) Pfizer will be holding a conference call for analysts and investors to discuss third-quarter business performance at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for five days thereafter.

SOURCE  Pfizer Inc

    -0-                             10/22/2003
    /CONTACT: Andy McCormick, +1-212-573-1226, or Paul Fitzhenry, +1-212-733-4637, both of Pfizer/
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    (PFE)